    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1996

                                                      REGISTRATION NO. 333-04883
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             MEDIQUAL SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                          7373                         36-3112859
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                              1900 WEST PARK DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 366-6365
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            ERIC A. KRISS, PRESIDENT
                             MEDIQUAL SYSTEMS, INC.
                              1900 WEST PARK DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 366-6365
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              VICTOR J. PACI, ESQ.                          PHILIP P. ROSSETTI, ESQ.
           BINGHAM, DANA & GOULD LLP                             HALE AND DORR
               150 FEDERAL STREET                               60 STATE STREET
          BOSTON, MASSACHUSETTS 02110                     BOSTON, MASSACHUSETTS 02109
                 (617) 951-8000                                  (617) 526-6000

                            ------------------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check this box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             MEDIQUAL SYSTEMS, INC.

                               REGISTRATION STATEMENT ON FORM S-1
          (CROSS REFERENCE SHEET FURNISHED PURSUANT TO ITEM 501(b) OF REGULATION S-K)

ITEM NUMBER AND CAPTION IN FORM S-1                           LOCATION IN PROSPECTUS
-----------------------------------                           ----------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus....    Outside Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................    Inside Front and Outside Back Cover Pages
                                                    of Prospectus; Additional Information
  3.  Summary Information, Risk Factors, and
      Ratio of Earnings to Fixed Charges........    Prospectus Summary; The Company; Risk
                                                    Factors; Selected Financial Data
  4.  Use of Proceeds...........................    Use of Proceeds
  5.  Determination of Offering Price...........    Outside Front Cover Page of Prospectus;
                                                    Underwriting
  6.  Dilution..................................    Risk Factors; Dilution
  7.  Selling Security Holders..................    Not Applicable
  8.  Plan of Distribution......................    Outside Front Cover Page of Prospectus;
                                                    Underwriting
  9.  Description of Securities to be
      Registered................................    Description of Capital Stock; Underwriting
 10.  Interests of Named Experts and Counsel....    Legal Matters
 11.  Information with Respect to the
      Registrant................................    Outside Front Cover Page of Prospectus;
                                                    Prospectus Summary; Risk Factors; The
                                                    Company; Use of Proceeds; Dividend Policy;
                                                    Capitalization; Dilution; Selected
                                                    Financial Data; Management's Discussion
                                                    and Analysis of Financial Condition and
                                                    Results of Operations; Business;
                                                    Management; Certain Transactions;
                                                    Principal Stockholders; Description of
                                                    Capital Stock; Shares Eligible for Future
                                                    Sale; Financial Statements; Additional
                                                    Information
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................    Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1996


PROSPECTUS

                                2,200,000 SHARES
                                     [LOGO]
                                  COMMON STOCK


     All of the 2,200,000 shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $6.00 and $8.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Company's Common Stock approved for quotation on the Nasdaq National Market under the symbol MDQL.


                               ------------------

THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                 PRICE TO       UNDERWRITING      PROCEEDS TO
                                                  PUBLIC         DISCOUNT(1)      COMPANY(2)

--------------------------------------------------------------------------------

Per Share....................................         $               $                $
------------------------------------------------------------------------------------------------
Total(3).....................................         $               $                $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.


(2) Before deducting expenses payable by the Company estimated at $625,000.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 330,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public set forth above. If all such shares are purchased, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, receipt and acceptance by them, and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about             , 1996, at the offices of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST                                         VOLPE, WELTY & COMPANY

                 , 1996

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document, if any, filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     As a result of the Offering, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. The Company intends to furnish to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited information.
                         ------------------------------

     MediQual(R) is a registered trademark of the Company. Atlas Outcomes(TM), Atlas Market View(TM) and Atlas Resources(TM) are trademarks of the Company. All other trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                         ------------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     MediQual Systems, Inc. ("MediQual" or the "Company") is a leading supplier of clinical information management ("CIM") systems and services to the health care industry. The Company's systems and services combine proprietary clinical knowledge with raw patient encounter data to create valuable information that providers, payors and suppliers use to monitor and enhance the effectiveness, efficiency and appropriateness of care.

     Health care industry participants are under continuing pressure to reduce costs without jeopardizing quality of care. Increasingly, cost reductions beyond those achieved through administrative efficiencies are being sought at the clinical level, and must be supported by a measurable, quantifiable relationship between services rendered and patient outcomes. This relationship between services rendered and patient outcomes is imperative to maintaining the confidence and cooperation of clinicians, and can only be established through the analysis of patient encounter data, which resides in individual paper files and is captured, in part, by transaction processing systems. Historically, health care data analysts have depended upon batch reports produced by large mainframe computers that required custom programming and long lead times. To remain competitive, providers, payors and suppliers must develop timely and actionable information either by installing CIM systems in-house, or by engaging third-party consultants and analysts.

     MediQual has addressed the growing demand for this information by developing its Atlas System, a comprehensive, desktop CIM system. The Atlas System is comprised of five major components: (i) a standardized retrospective data repository; (ii) proprietary benchmarking databases; (iii) embedded clinical knowledge; (iv) comprehensive provider databases and (v) on-line analytical processing. The Atlas System enables users to perform sophisticated, quantitative analyses which may be used for a variety of applications including: benchmarking internal performance, competitively assessing cost and quality positions in local markets, quantifying the impact of managed care and capitated contracts, developing local integrated delivery networks, evaluating the efficacy of new pharmaceuticals and medical devices, credentialing physicians and reporting to third parties for regulatory and contract compliance. The modular design of the Atlas System enables MediQual to integrate additional applications quickly and easily in order to be responsive to evolving customer needs.

     The Company's CIM systems and services are supported by its proprietary master database which contains complete clinical and administrative detail on more than 20 million patient encounters. This master database is continually expanding as additional patient encounters and new types of data, including pharmaceuticals and outpatient services, are transmitted to the Company by its customers. MediQual has developed for substantially all acute diseases more than 200 statistical regression models which are embedded in the Atlas System and support the Company's analytical services for disease management applications.

     MediQual serves approximately 400 customers, including leading hospitals, community care networks, medical device manufacturers and pharmaceutical firms. The Company licenses the Atlas System pursuant to annual agreements, and since 1993, has experienced customer renewal rates of 90% or higher.

     The Company is subject to certain risks, including but not limited to dependence on the Atlas System for a majority of the Company's revenues, dependence on continued access to data, dependence on systems development introduction and enhancements, competition from other service providers and dependence on key personnel. The Company has also experienced a limited history of profitability.

                                  THE OFFERING


Common Stock offered by the Company.....................  2,200,000 shares
Common Stock to be outstanding after the Offering.......  8,264,306 shares(1)
Use of proceeds.........................................  For redemption of Class A Preferred
                                                          Stock, redemption of warrants,
                                                          retirement of debt, working capital
                                                          and other corporate purposes. See
                                                          "Use of Proceeds."
Proposed American Stock Exchange symbol.................  MQV


                      ------------------------------------

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                            SIX MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,                   JUNE 30,
                                                          -----------------------------------------------   ----------------
                                                           1991      1992      1993      1994      1995      1995      1996
                                                          -------   -------   -------   -------   -------   -------   ------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    MedisGroups.........................................  $14,866   $14,700   $13,097   $ 8,459   $ 4,674   $ 2,173   $  683
    Atlas System........................................       --        --        --     3,150     5,131     2,614    3,662
    CIM Services........................................       --        --        --       475     1,169       500    1,362
                                                          -------   -------   -------   -------   -------    ------   ------
        Total revenues..................................   14,866    14,700    13,097    12,084    10,974     5,287    5,707
  Research and development..............................    2,647     4,204     4,152     3,626     4,013     2,189    1,328
  Operating income (loss)...............................   (1,199)     (225)     (233)      132    (1,392)   (1,071)   1,440
  Net income (loss).....................................  $(1,414)  $  (274)  $  (186)  $   282   $(1,462)  $(1,092)  $1,354
  Pro forma:(2)
    Net income (loss) per share.........................                                          $  (.21)            $  .20
    Weighted average shares outstanding.................                                            6,632              7,126



                                                                                           JUNE 30, 1996
                                                                            -------------------------------------------
                                                                                                           PRO FORMA
                                                                             ACTUAL      PRO FORMA      AS ADJUSTED(3)
                                                                            --------     ----------     ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents...............................................  $  1,679      $  1,679         $  11,445
  Working capital.........................................................       288           288            10,210
  Total assets............................................................     4,185         4,185            13,951
  Long-term debt, including current portion...............................       259           259                --
  Redeemable preferred stock..............................................    11,509         3,569                --
  Stockholders' equity (deficit)..........................................   (10,407)       (2,468)           11,327


---------------


(1) Excludes (i) 1,783,792 shares of Common Stock reserved for issuance under the Company's 1987 Nonqualified Stock Option Plan, as amended, and 1996 Stock Incentive Plan, of which 337,292 shares are subject to options at exercise prices ranging from $1.00 to $7.00 per share, (ii) 26,729 shares of Common Stock subject to warrants with an exercise price of $2.64 per share that will be redeemed upon the closing of the Offering for $103,441 (assuming an initial public offering price of $7.00 per share) and (iii) 156,919 shares of Common Stock issuable upon the exercise of other warrants, at an exercise price of $.80 per share, all outstanding as of June 30, 1996. See "Capitalization," "Management -- Stock Option Plans" and Notes 6 and 9 of Notes to Financial Statements.


(2) Computed on the basis described in Note 2 of Notes to Financial Statements.


(3) Adjusted to give effect to the sale of the Common Stock offered hereby at an assumed initial public offering price of $7.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."


                      ----------------------------------------

     Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) assumes the redemption of the outstanding Class A Preferred Stock and conversion of the outstanding Class B and Class C Convertible Preferred Stock into Common Stock on the closing of the Offering contemplated hereby and (iii) reflects a one-for-four reverse stock split of Common Stock effected on June 19, 1996. See "Capitalization," "Description of Capital Stock," "Underwriting" and Notes 6 and 9 of Notes to Financial Statements.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.


     Limited History of Profitability; Possible Unavailability of Net Operating Losses. The Company's revenue has decreased in each of the past five years and, as of June 30, 1996, the Company had an accumulated deficit of approximately $12.3 million. For the fiscal year ended December 31, 1995, the Company incurred a net loss of approximately $1,462,300. Although the Company has experienced periods of limited profitability, its profit in the first six months of 1996 was primarily due to a change in revenue mix as a result of the transition from the MedisGroups to the Atlas System. As part of the transition to the Atlas System, the Company was able to reduce its workforce by approximately 30%, resulting in annual cost savings of approximately $1.1 million, and contributing to a net profit of approximately $1,354,000 in the first six months of 1996. Despite the Company's profitable first six months of 1996, there can be no assurance that revenue growth or profitability can be achieved or sustained in the future. As of December 31, 1995, the Company had, for tax purposes, net operating loss carryforwards of approximately $10,342,000 and federal tax credit carryforwards of approximately $204,000, which under certain circumstances can be used to offset future taxable income and tax liabilities. The Company has recorded a full valuation allowance against its otherwise recognizable net deferred tax asset due to the uncertainty of generating future taxable income sufficient to offset the net operating loss carryforwards prior to their expiration. Under the applicable accounting treatment, the Company cannot recognize a deferred tax asset for the future benefit of its net operating loss carryforwards unless it concludes that it is "more likely than not" that the deferred tax asset would be realized. The Internal Revenue Code of 1986, as amended (the "Code"), includes provisions that may limit the Company's ability to utilize such carryforwards in connection with a change in ownership (as defined in the Code). Although the Company does not believe that this Offering will result in a change in ownership, there can be no assurance that the Company will not in the future experience a change in ownership that could restrict the Company's ability to make full use of such carryforwards. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Financial Data."


     Dependence on Atlas System. The Company currently derives the majority of its revenues from licensing of the Atlas System and its related databases and expects that proportion to increase in the future. Between 1993 and 1995, the Company made significant investments in the development of the Atlas System. The Company's future success is contingent upon, among other things, increased market acceptance of the Atlas System, continued adoption of the system by new users, and broader distribution of the system through third-party arrangements. The Company believes that a number of factors will determine whether the Company will be able to achieve increased market penetration. These factors include system performance, accuracy of results, ease of implementation and use, user sophistication and training, reliability and scope of application. Failure to achieve increased market penetration in the health care industry could reduce the future growth prospects of the Company and materially adversely affect the Company's business, results of operations and financial condition. In addition, the Company believes that as the market for CIM systems matures, heightened competition will require the successful introduction of new applications, enhancements and databases for the Atlas System. There can be no assurance that any of the foregoing will occur.

     Dependence on Pennsylvania Mandate; Other State Mandates. The Commonwealth of Pennsylvania currently mandates the use of the Atlas Outcomes module by acute care hospitals under its jurisdiction. Pursuant to state law, Pennsylvania acute care hospitals must report to the state a clinical severity and complication rate score calculated by Atlas Outcomes. During 1995, approximately 200 hospitals in Pennsylvania licensed Atlas Outcomes, generating revenues for the Company of approximately $4.5 million, or 41% of the Company's total revenues for such year. This Pennsylvania mandate is due to expire in 2003, unless reenacted prior to that date. Should this state law expire without being reenacted or be modified or repealed, the Company could lose a substantial number of customers in

Pennsylvania who, in the absence of a legal requirement, might cease to license Atlas Outcomes from the Company. There can be no assurance that the mandate will be reenacted or that the mandate will not be modified or repealed at any time in the future.

     In September 1996, the Company issued a corrective software release in response to difficulties experienced by customers in the process of converting from MedisGroups to the Atlas System. In connection therewith, based upon discussions between the Company and representatives of hospitals based primarily in Pennsylvania, the Company undertook to (i) correct all software problems,
(ii) improve the speed of downloading hospital UB92 data to the Atlas System to equal at least that of MedisGroups, (iii) convert, at the customer's option, post-1992 historical databases at no charge and (iv) ensure successful customer installation of the Atlas System. The Company believes that its September 1996 corrective release, together with its annual release planned for December 1996 and certain steps it has taken to streamline data collection, will resolve these customer difficulties.

     A mandate in Iowa with respect to MedisGroups, similar to that in effect in Pennsylvania, expired in 1994, resulting in a decline of approximately $370,000 in MedisGroups revenues from customers in Iowa in 1995. A similar mandate in Colorado for MedisGroups expired in 1995; however, all Colorado customers were subsequently converted to the Atlas System during 1995. There can be no assurance that future mandates with respect to the Company's offerings will be enacted in the future and that any such mandates, if enacted, will not expire or be repealed to the Company's detriment.

     Fluctuations in Quarterly Operating Results. The Company's quarterly operating results have varied in the past and may vary significantly in the future depending on factors such as success of the Atlas System, amount, timing and recognition of revenue from significant orders, increased competition, the proportion of revenues derived from third-party distribution arrangements and other sources, changes in the Company's pricing policies or those of its competitors, new system introductions or enhancements by competitors, delays in the introduction of systems or system enhancements by the Company, market acceptance of new systems, timing and nature of sales and marketing expenses, other changes in operating expenses, personnel changes (including the addition of sales personnel) and general economic conditions. Because the Company delivers its systems shortly after receipt of an order, the Company typically does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in the quarter. The Company's expense levels are based in part on its expectations of future revenues, and the Company may be unable to reduce spending in a timely manner to compensate for any shortfall in revenues. If revenues are below expectations, operating results are likely to be materially adversely affected. Net income may be disproportionately affected by a reduction in revenues because a significant portion of the Company's expenses are fixed and correspondingly do not vary with revenues. The Company may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities. In particular, if new competitors, technological advances by existing competitors or other competitive factors require the Company to invest significantly greater resources in research and development efforts, the Company's operating margins in the future may be materially adversely affected. In addition, the Company has realized higher revenues in the third quarter of each fiscal year as a result of the timing of customer renewals and expects this trend to continue. Although the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance, it is likely that future quarterly operating results could be below expectations of public market analysts and investors. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Annual License Renewals. The Company's systems are licensed on an annual basis. While the Company has realized historic renewal rates in each of the past three years of over 90% (including customers in the Commonwealth of Pennsylvania), and over 85% (excluding customers in the Commonwealth of Pennsylvania), there can be no assurance that future renewal rates will be maintained at these levels. A significant reduction in the number of customers who choose to renew their licenses with the Company could materially adversely affect the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Marketing and Distribution."

     Dependence on Access to Data Sources. The Company believes that the market acceptance of the Atlas System will be dependent to a significant extent on its ability to maintain and continue to expand its proprietary Atlas databases. Currently, the Company obtains health care information data from the federal government and approximately 20 states, as well as from most of its existing clients. The Company believes that its success is largely dependent on the timeliness and integrity of the data that it receives from these data providers, and in the event that new sources of data are created or made available, its ability to access such sources. In the event that federal or state agencies were to cease providing, or prohibit access to, the data of such federal or state sources or to any newly created data sources, the Company's business, results of operations and financial condition could be materially adversely affected.

     High Degree Of Competition. The market for health care information systems and services is intensely competitive. Most of the Company's competitors and potential competitors have significantly greater financial, technical, system development and marketing resources than the Company. The Company competes directly with other vendors of health care systems and consultants who provide related services, as well as the MIS departments of large hospital networks, some of which have developed, or plan to develop, their own CIM capabilities. Many of these competitors and potential competitors have substantial installed customer bases in the health care industry and the ability to fund significant system development and acquisition efforts. The Company believes that the principal competitive factors in its market are system functionality and features, price, training and support, customer references and firm reputation. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not materially adversely affect the Company's business, results of operations and financial condition. See
"Business -- Competition."

     Dependence Upon Continued Development, Acceptance and Enhancement. The market for health care information systems for data analysis is characterized by continual change and improvement in computer hardware and software technology. The introduction of systems embodying new technologies or the emergence of new industry standards could render the Company's existing systems and services obsolete and unmarketable. The Company's future success will depend on its ability to enhance its current systems, to introduce new software that keeps pace with technological developments and to continue to address the complex needs of its clients. There can be no assurance that the Company will be successful in developing and marketing enhancements or new system application add-ons, or that its systems will continue to address adequately the needs of the marketplace. If the Company's systems do not perform substantially as expected or are not accepted in the marketplace, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business -- Systems and Services."

     System and Data Defects. The Company's systems are complex and sophisticated and could from time to time contain design defects or errors that could be difficult to detect and correct. Software bugs or viruses may result in loss of or delay in market acceptance or loss of data. Although the Company has not to date experienced material adverse effects resulting from any software or database defects or errors, in September 1996, the Company issued a corrective release in response to difficulties experienced by customers in the process of converting to the Atlas System from MedisGroups. In addition, the Company made certain assurances to such customers regarding the future performance of its products. Although the Company believes that it has satisfactorily addressed any software errors that have occurred in the past, there can be no assurance that, despite testing by the Company and its customers, errors will not be found in new systems. Any software or database defects or errors in new systems could result in a delay in, or inability to achieve, market acceptance. The Company also depends upon the accuracy of the data that it provides to customers, and the Company believes that it takes adequate precautions to safeguard the validity of the information entered into its databases. However, if a statistically significant number of medical records were found to have been altered or entered incorrectly, the Company's business, results of operations and financial condition could be materially adversely affected.

     Dependence on Third-Party Distribution Arrangements. A component of the Company's strategy is to use third-party distribution arrangements to reach certain markets. Revenues generated by such third parties will depend on their ability to provide the Company's systems to end users, and there can be no assurance that these third parties will be successful in such efforts. These third parties generally offer several products, with an increasing number of vendors competing for access to them. There can be no assurance that these third parties will continue their current relationships with the Company or that they will not give higher priority to the sale of other products, which could include products of competitors. While the Company believes that its current agreement with SpaceLabs Medical, Inc. and other contemplated alliances will generate additional revenues, there can be no assurance that the Company's efforts to expand its distribution arrangements will be successful. See "Business -- Strategy" and "-- Marketing and Distribution."

     Dependence on Proprietary Technology. The Company's success is heavily dependent upon its ability to obtain and enforce intellectual property protection for its technology, including its Atlas System, related databases, disease models and statistical methodologies. The Company has no outstanding patents or patent applications pending for its proprietary technologies, but instead relies on a combination of copyright, trade secret and trademark laws, license agreements and software security measures to protect its proprietary technology and systems. Additionally, the Company enters into nondisclosure agreements with its employees and license and confidentiality agreements with its customers and development partners. The Company also takes precautions to limit access to and distribution of its systems, documentation and other proprietary information. However, there can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of its technology or independent development by others of technologies that are substantially equivalent or superior to the Company's technology. Moreover, the Company could incur substantial costs in protecting and enforcing its intellectual property rights. From time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to the Company. In such an event, the Company may be required to incur significant costs to resolve any such asserted claims or may be required to obtain a license to intellectual property rights of such third parties. There can be no assurance that any such licenses will be available on reasonable terms, if at all, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Intellectual Property."

     Changes in the Health Care Industry. The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care industry participants. During the past several years, the U.S. health care industry has been subject to changes in governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Health care industry participants may react to changes and uncertainty in the health care system by curtailing or deferring investments, including those for the Company's systems and services. Additionally, although the United States Food and Drug Administration (the "FDA") does not currently regulate the Company's systems or services, if authorized to extend its regulation of software, the FDA could impose extensive requirements that might negatively impact the time and expense necessary to develop new systems. The Company cannot predict what impact, if any, such events might have on its business, results of operations and financial condition. Further, many health care providers are consolidating to create larger health care delivery enterprises with greater regional market power. As a result, the remaining enterprises could have greater bargaining power, which may lead to price erosion of the Company's systems and services. The failure of the Company to maintain adequate price levels could materially adversely affect the Company's business, results of operations and financial condition. See
"Business -- Industry Background."

     Management of Growth. Due to the level of technical and management expertise necessary to support growth, in order to expand, the Company must recruit and retain highly qualified and well-trained personnel. The number of available persons with the requisite skills to serve in these positions may be limited, and it may become increasingly difficult for the Company to hire such personnel over time. Additionally, in the event the Company is successful in expanding its operations and business, the operational, management, financial and other resources of the Company may be strained. To manage growth effectively, the Company must continue to develop its financial and managerial controls and successfully expand, train and manage its employees. There can be no assurance that the Company will be able to manage expansion effectively, or that the Company will be able to recruit, train and retain sufficient qualified personnel. Any failure to manage the Company's future growth properly could materially adversely affect the Company's business, results of operations and financial condition. See "Business -- Marketing and Distribution" and "-- Employees" and "Management -- Executive Officers and Directors."

     Dependence on Certain Key Personnel. The Company depends to a significant extent on certain key personnel. Eric A. Kriss, the Company's Chief Executive Officer, and certain other executive officers have been primarily responsible for the development and expansion of the Company's business. The loss of the services of one or more of these individuals could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company believes that its future success will be dependent in part on its continued ability to motivate and retain qualified personnel. There can be no assurance that the Company will be successful in this regard. The Company maintains a $1 million "key man" life insurance policy on Mr. Kriss. The loss of key management team members could have a material adverse impact on the Company's business, results of operations and financial condition. See
"Business -- Marketing and Distribution" and "-- Employees" and
"Management -- Executive Officers and Directors."

     Broad Discretion Over Use of Proceeds; Possible Acquisitions. Management will have broad discretion in allocating and applying the proceeds of this Offering, a portion of which may be directed toward possible acquisitions, joint ventures or licensing arrangements that have not yet been identified. The Company's stockholders may not have an opportunity to review or vote upon the terms of any such transaction or to review the financial statements of the other party to any such transaction. The Company has no understandings, commitments or agreements with respect to any acquisitions, joint ventures or licensing agreements as of the date of this Prospectus. However, the Company intends to pursue actively any such opportunities as may become available and the Company may compete for acquisition and other strategic opportunities with other companies that have significantly greater financial and management resources. No assurance can be given that the Company will successfully complete any acquisitions, joint ventures or licensing agreements or that if any such transaction should occur it would not materially and adversely affect the Company's business, results of operations and financial condition. Additionally, acquisitions involve numerous risks, including difficulties in the assimilation of operations and systems, the ability to manage geographically remote units, the diversion of management's attention from other business concerns, the risks of entering markets in which the Company has limited or no direct expertise and the potential loss of key employees of the acquired companies. In addition, acquisitions may involve the expenditure of significant funds and the incurrence of significant debt. There can be no assurance that any acquisition will result in long-term benefits to the Company or that management will be able to manage effectively the resulting business. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategy."

     No Prior Market; Determination of Public Offering Price; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or continue after this Offering. Each of the Representatives of the Underwriters has indicated that it intends to make a market in the Company's Common Stock following this Offering. However, none of the Representatives is required to make a market and there can be no assurance that any Representative will continue to do so. The initial public offering price will be determined by negotiation between the Company and representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant, and may not be indicative of future market prices. In addition, the stock markets in general, and the market prices for high technology and health care companies in particular, have historically experienced volatility that at times has been unrelated to the operating performance of such companies. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, changes in earnings estimates by analysts, announcements of new systems by the Company or its competitors, governmental regulatory action, developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market price for many high technology and health care companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may materially adversely affect the market price of the Company's Common Stock regardless of the Company's operating performance. See "Underwriting."

     Control by Officers and Directors. Following the Offering, and assuming no exercise of the Underwriters' over-allotment option, officers and directors of the Company and their affiliates, as a group, will beneficially own approximately 40% of the outstanding Common Stock. As a result, officers and directors of the Company and their affiliates, if acting together, would be able to exert substantial influence over the Company and may effectively control most matters requiring approval of the stockholders of the Company, including the election of directors. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company and could limit the price that certain investors may be willing to pay in the future for shares of the Common Stock. See
"Management -- Executive Officers and Directors" and "Principal Stockholders."


     Shares Eligible for Future Sale. Sales of substantial amounts of the Common Stock in the public market after this Offering could adversely affect prevailing market prices for the Common Stock. In addition to the 2,200,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option or exercise of outstanding stock options or warrants), approximately 346,391 shares of Common Stock (including shares of Common Stock issuable upon the exercise of currently exercisable warrants and options to purchase Common Stock which are exercisable within 60 days of October 15, 1996), which are not subject to 180-day lock-up agreements (the "Lock-up Agreements") between the representatives of the Underwriters and the Company's executive officers and directors and certain other stockholders of the Company, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 101,738 additional shares of Common Stock (including shares of Common Stock issuable upon the exercise of currently exercisable warrants and options to purchase Common Stock which are exercisable within 60 days of October 15, 1996), which are not subject to the Lock-up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-up Agreements, 180 days after the date of this Prospectus, approximately 5,914,257 shares of Common Stock (including shares of Common Stock issuable upon the exercise of currently exercisable warrants and options to purchase Common Stock which are exercisable within 60 days of October 15, 1996) will be eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. Hambrecht & Quist LLC may, in its sole discretion, release any of the shares subject to the lock-up at any time without notice. Hambrecht & Quist LLC has no present intention to release any of the shares from the Lock-up Agreements. It has been the practice of Hambrecht & Quist LLC to consider releasing any such shares from lock-up agreements based on a variety of factors, including the market price of the Common Stock, the volume of shares traded and other market conditions. In addition, holders of an aggregate of approximately 2,217,598 shares of Common Stock and warrants to purchase an additional 156,919 shares of Common Stock will have certain rights to registration of these shares under the Securities Act. See "Shares Eligible for Future Sale," "Description of Capital Stock -- Outstanding Registration Rights" and "Underwriting."

     Effect of Anti-Takeover Provisions; Availability of Preferred Stock for Issuance. Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for shares of the Common Stock. Certain of these provisions eliminate the right of stockholders to act by written consent and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. In addition, these provisions allow the Board of Directors of the Company to issue, without any further vote or action by the stockholders, preferred stock with voting, conversion and other rights and preferences that may be superior to those of the Common Stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock and could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such an issuance could have the effect of decreasing the market price of the Common Stock. See "Description of Capital Stock."

     No Present Intention to Pay Dividends; Restrictions on Payment of Dividends. The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings, if any, to fund development and growth of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Company's existing credit facilities prohibit the payment of cash dividends without the consent of the lenders thereunder. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Dilution. Purchasers in this Offering will suffer immediate and substantial dilution in the net tangible book value per share of Common Stock from the initial public offering price, and may incur additional substantial dilution upon the exercise of outstanding stock options and warrants by holders thereof. See "Dilution."

                                  THE COMPANY

     MediQual Systems, Inc. was originally incorporated in Illinois in 1980 and reincorporated as a Delaware corporation in 1984. The Company's corporate offices are located at 1900 West Park Drive, Westborough, Massachusetts 01581. Its telephone number is (508) 366-6365.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,200,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.00 per share are estimated to be $13,697,000 ($15,845,300 if the Underwriters' over-allotment option is exercised in full). The Company expects to use a portion of the net proceeds to redeem all 229 outstanding shares of the Class A Preferred Stock with accrued dividends at a redemption price of approximately $15,586 per share (assuming redemption as of June 30, 1996) in accordance with the Company's Amended and Restated Certificate of Incorporation for an aggregate of $3,569,083, to redeem warrants to purchase 26,729 shares of Common Stock with an exercise price of $2.64 per share for an aggregate of $103,441 assuming an initial public offering price of $7.00 per share, in order to avoid having to issue shares of preferred stock upon exercise of such warrants, and to retire debt consisting of two notes: one with an aggregate principal amount of $183,597, which accrues interest at an annual rate of 9.75% and is payable monthly through July 5, 1997, and the other with an aggregate principal amount of $75,000, which accrues interest at an annual rate of 10% and is payable to a director and officer of the Company on or before January 2, 1998. Approximately $900,000 of net proceeds will be used to increase operating working capital. Management intends to allocate up to $3,000,000 of net proceeds for internal research, marketing, promotions, sales force development and information technology infrastructure investment. The remainder of the net proceeds will be used to expand the Company's business and for possible acquisitions of products, technologies, and businesses. While the Company continually evaluates potential acquisitions, the Company has no present agreements or commitments with respect to any acquisition, nor are any negotiations regarding any acquisition currently ongoing. Pending such uses, the Company intends to invest the net proceeds from the Offering in deposits with banks, short-term investment-grade, interest-bearing securities (including government obligations) or other similar instruments.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on the Common Stock. The Company currently intends to retain future earnings, if any, to fund development and growth of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 1996, (i) on an actual basis, (ii) on a pro forma basis to reflect the conversion of a convertible debenture of the Company into, and the exercise of a corresponding option for, shares of Common Stock and the conversion of the outstanding Class B and Class C Convertible Preferred Stock into Common Stock upon the completion of this Offering and (iii) on a pro forma as adjusted basis to reflect the application of the estimated net proceeds from the sale of 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $7.00 per share. This table should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.



                                                                       JUNE 30, 1996
                                                         -----------------------------------------
                                                                                      PRO FORMA
                                                          ACTUAL      PRO FORMA     AS ADJUSTED(1)
                                                         --------     ---------     --------------
                                                                      (IN THOUSANDS)
Current portion of long-term debt......................  $    157     $    157               --
                                                         ========     ========         ========
Long-term debt, less current portion...................       102          102         $     --
                                                         --------     --------         --------
Class A Preferred Stock, nonvoting, no par value; 500
  shares authorized; 229 shares issued and outstanding,
  none as adjusted (at redemption value)...............     3,569        3,569               --
Class B Convertible Preferred Stock, $.01 par value;
  6,500,000 shares authorized; 6,316,726 shares issued
  and outstanding, none pro forma or as adjusted.......     5,205           --               --
Class C Convertible Preferred Stock, $.01 par value;
  2,100 shares authorized; 2,022 shares issued and
  outstanding, none pro forma or as adjusted...........     2,735           --               --
                                                         --------     --------         --------
     Total redeemable preferred stock..................    11,509        3,569               --
                                                         --------     --------         --------
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value; 7,000,000 shares
     authorized, no shares issued......................        --           --               --
  Common Stock; $.001 par value; 30,000,000 shares
     authorized; 3,880,776 shares issued and
     outstanding, 6,064,306 shares issued and
     outstanding pro forma, 8,264,306 shares issued and
     outstanding as adjusted(2)........................         4            6                8
  Additional paid-in capital...........................     2,136       10,073           23,665
  Accumulated deficit..................................   (12,326)     (12,326)         (12,326)
  Treasury stock; 6,987 shares.........................       (19)         (19)             (19)
  Subscription receivable..............................      (202)        (202)              --
                                                         --------     --------         --------
     Total stockholders' equity (deficit)..............   (10,407)      (2,468)          11,327
                                                         --------     --------         --------
          Total capitalization.........................  $  1,204     $  1,203         $ 11,327
                                                         ========     ========         ========


---------------

(1) Pro forma as adjusted reflects (i) the redemption of warrants to purchase 26,729 shares of Common Stock upon the closing of the Offering for $103,441 (assuming an initial public offering price of $7.00 per share), (ii) the repayment of debt consisting of two notes, including a note payable to an officer and director of the Company, in an aggregate principal amount of $258,597, and (iii) the forgiveness of a $201,523 subscription receivable from an officer and director of the Company pursuant to an agreement between the Company and such officer. See "Certain Transactions."


(2) Excludes (i) 1,783,792 shares of Common Stock reserved for issuance under the Company's 1987 Nonqualified Stock Option Plan, as amended, and 1996 Stock Incentive Plan, of which 337,292 shares were subject to options at exercise prices ranging from $1.00 to $7.00 per share, (ii) 26,729 shares of Common Stock subject to warrants with an exercise price of $2.64 per share that will be redeemed upon the closing of the Offering for $103,441 (assuming an initial public offering price of $7.00 per share), and (iii) 156,919 shares of Common Stock issuable upon the exercise of other warrants, at an exercise price of $.80 per share, all outstanding as of June 30, 1996. See "Capitalization," "Management -- Stock Option Plans" and Notes 6 and 9 of Notes to Financial Statements.

                                    DILUTION


     As of June 30, 1996, the Company had a pro forma net tangible book value (deficit) of $(2,467,655), or $(.41) per share of Common Stock after giving effect to the conversion into Common Stock of all outstanding shares of the Class B and Class C Convertible Preferred Stock of the Company upon the closing of the Offering. "Pro forma net tangible book value" represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in net tangible book value after June 30, 1996, other than to give effect to the receipt by the Company of the net proceeds from the sale of 2,200,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.00 per share, the pro forma net tangible book value, as of June 30, 1996, would have been approximately $11,327,427, or $1.37 per share. This represents an immediate increase in pro forma net tangible book value of $1.78 per share to existing stockholders and an immediate dilution of $5.63 per share to new investors. The following table illustrates this per share dilution:



    Assumed initial public offering price................................            $7.00
      Pro forma net tangible book value per share prior to the
         Offering........................................................  $(.41)
      Increase per share attributable to new investors...................   1.78
                                                                           -----
    Pro forma net tangible book value per share after the Offering.......             1.37
                                                                                     ------
    Dilution per share to new investors..................................            $5.63
                                                                                     ======



     The following table summarizes, on a pro forma basis as of June 30, 1996, the differences between existing stockholders and the purchasers of shares in the Offering (at an assumed initial public offering price of $7.00 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid before deduction of underwriting discounts and expenses relating to the Offering:



                                           SHARES                      TOTAL
                                          PURCHASED                CONSIDERATION           AVERAGE
                                    ---------------------     -----------------------     PRICE PER
                                     NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                    ---------     -------     -----------     -------     ---------
    Existing stockholders.........  6,064,306       73.4%     $10,487,790       40.5%       $1.73
    New investors.................  2,200,000       26.6       15,400,000       59.5         7.00
                                    ---------     ------      ------------    ------
      Total.......................  8,264,306      100.0%     $25,887,790      100.0%
                                    =========     ======      ============    ======



     The foregoing computations assume no exercise of the Underwriters' over-allotment option or of outstanding stock options or warrants after June 30, 1996. As of June 30, 1996, there were outstanding (i) options to purchase 337,292 shares of Common Stock, with exercise prices ranging from $1.00 to $7.00 per share, (ii) warrants to purchase 156,919 shares of Common Stock, with an exercise price of $.80 per share and (iii) warrants to purchase 26,729 shares of Common Stock with an exercise price of $2.64 per share that will be redeemed upon the closing of the Offering for $103,441 (assuming an initial public offering price of $7.00). To the extent any of these options or warrants is exercised, there will be further dilution to new investors. See Notes 6 and 9 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for each of the three years ended December 31, 1993, 1994 and 1995, and at December 31, 1994 and 1995, are derived from financial statements of the Company audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this Prospectus. The selected financial data for the years ended December 31, 1991 and 1992 and at December 31, 1991, 1992 and 1993 are derived from financial statements of the Company audited by Arthur Andersen LLP, which are not included in the Prospectus. The financial data for the six months ended June 30, 1995 and 1996 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                                                                           SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                          JUNE 30,
                                              -------------------------------------------------------     ------------------
                                               1991        1992        1993        1994        1995        1995        1996
                                              -------     -------     -------     -------     -------     -------     ------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    MedisGroups.............................  $14,866     $14,700     $13,097     $ 8,459     $ 4,674     $ 2,173     $  683
    Atlas System............................       --          --          --       3,150       5,131       2,614      3,662
    CIM Services............................       --          --          --         475       1,169         500      1,362
                                              -------     -------     -------     -------     -------     -------     ------
      Total revenues........................   14,866      14,700      13,097      12,084      10,974       5,287      5,707
  Operating expenses:
    Cost of revenues and customer support...    3,962       3,605       2,852       2,998       2,445       1,328        931
    Marketing and distribution..............    4,613       3,997       2,505       1,927       1,970       1,114        490
    Research and development................    2,647       4,204       4,152       3,626       4,013       2,189      1,328
    General and administrative..............    3,455       2,515       2,198       3,401       3,358       1,727      1,619
    Restructuring charge (credit)...........    1,388         604       1,623          --         580          --       (102)
                                              -------     -------     -------     -------     -------     -------     ------
      Total operating expenses..............   16,065      14,925      13,330      11,952      12,366       6,358      4,266
                                              -------     -------     -------     -------     -------     -------     ------
  Operating income (loss)...................   (1,199)       (225)       (233)        132      (1,392)     (1,071)     1,441
  Interest expense (income), net............      264          31         (55)       (173)         70          21        (98)
                                              -------     -------     -------     -------     -------     -------     ------
  Income (loss) before income taxes.........   (1,463)       (256)       (178)        305      (1,462)     (1,092)     1,539
  Provision (benefit) for income taxes......      (49)         18           8          23          --          --        185
                                              -------     -------     -------     -------     -------     -------     ------
  Net income (loss).........................  $(1,414)    $  (274)    $  (186)    $   282     $(1,462)    $(1,092)    $1,354
                                              =======     =======     =======     =======     =======     =======     ======
  Pro forma:(1)
    Net income (loss) per share.............                                                  $ (0.21)                $ 0.20
    Weighted average shares outstanding.....                                                    6,632                  7,126



                                                                        DECEMBER 31,
                                                 -----------------------------------------------------------     JUNE 30,
                                                  1991         1992         1993         1994         1995         1996
                                                 -------     --------     --------     --------     --------     ---------
BALANCE SHEET DATA:
  Cash and cash equivalents....................  $   158     $    394     $  2,401     $  1,226     $  1,006     $  1,679
  Total assets.................................    5,688        4,760        6,483        4,865        3,231        4,185
  Long-term debt, including current portion....    1,319          786          399          750        1,019          259
  Redeemable preferred stock...................    8,317        8,389       10,594       10,986       11,281       11,509
  Stockholders' equity (deficit)...............   (9,933)     (10,184)     (10,441)     (10,485)     (12,227)     (10,407)


---------------

(1) Computed on the basis described in Note 2 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     MediQual is a leading supplier of clinical information management ("CIM") systems and services to the health care industry. The Company's systems and services combine proprietary clinical knowledge with raw patient encounter data to create valuable information that providers, payors and suppliers used to monitor and enhance the effectiveness, efficiency and appropriateness of care.

     The initial version of the Company's CIM system, MedisGroups, was introduced in 1987. In April 1994, the Company began replacing MedisGroups, which was rapidly becoming obsolete, with a series of integrated modules marketed as the Atlas System. Over the five-year period beginning in January 1991, revenues derived from MedisGroups declined as a result of both fewer unit licenses and price reductions, reflecting, in part, the advancing obsolescence of that system. In April 1994, the Company released the first module of its Atlas System. Over the two-year period ending April 1996, the Company released two additional Atlas System modules, thereby fully replacing the MedisGroups system and significantly expanding the capabilities of the Company's systems. Concurrently, the Company began the process of converting existing MedisGroups licenses to licenses for the Atlas System. The Company no longer directs any efforts toward developing, licensing or supporting MedisGroups, because the Company has successfully converted over 90% of MedisGroups users to the Atlas System. Such former MedisGroups users have renewed Atlas System licenses at a rate approximately equal to the Company's historical customer renewal rate.

     MediQual also provides CIM services, including analytic services for the management of various diseases, data abstraction services and development of custom databases.

     Prior to 1994, substantially all of the Company's revenues were derived from licensing the MedisGroups system. Since 1993, MedisGroups revenues have significantly declined while revenues derived from licensing the Atlas System and from CIM Services have significantly increased. The following table shows the amounts and percentages of the Company's total revenues represented by MedisGroups, the Atlas System and CIM Services for the periods presented:

                                      YEAR ENDED DECEMBER 31,                      SIX MONTHS ENDED JUNE 30,
                         --------------------------------------------------      ------------------------------
                              1993              1994              1995               1995             1996
                         --------------    --------------    --------------      -------------    -------------
                         AMOUNT      %     AMOUNT      %     AMOUNT      %       AMOUNT     %     AMOUNT     %
                         -------    ---    -------    ---    -------    ---      ------    ---    ------    ---
                                                            ($ IN THOUSANDS)
REVENUES
  MedisGroups..........  $13,097    100%   $ 8,459     70%   $ 4,674     43%     $2,173     41%   $ 683      12%
  Atlas System.........       --     --      3,150     26      5,131     47      2,614      49    3,662      64
  CIM Services.........       --     --        475      4      1,169     10        500      10    1,362      24
                         -------    ---    -------    ---    -------    ---      -------   ---    -------   ---
    Total revenues.....  $13,097    100%   $12,084    100%   $10,974    100%     $5,287    100%   $5,707    100%
                         =======    ===    =======    ===    =======    ===      =======   ===    =======   ===

     The Company believes that as the market for Atlas Systems and CIM services matures, the continued growth of the Company will require the successful introduction, development or acquisition of new applications and further enhancements to its existing systems and services. In order to achieve increased market penetration of the Atlas System, the Company plans to continue to (i) develop complementary application modules and databases to license to new customers and cross-market to existing customers, (ii) develop improved user interfaces to simplify customer use of the Atlas System, (iii) provide on-going training seminars to help customers improve their analytical use of the Atlas System and (iv) expand the Atlas System to collect new types of data which will allow the Company to develop and license additional applications and comparative databases to its customers.

     The Company licenses its systems pursuant to annual agreements that provide for the payment of license fees at the beginning of the term. The sales cycle, which may vary depending on the extent of a prospective customer's planned scope of usage, generally ranges from three to nine months. Customer renewal rates were 97%, 90% and 92% in 1993, 1994 and 1995, respectively. Annual license fee revenues are recognized upon shipment of the systems or on the annual renewal date. A portion of the annual fee (ranging from 5% to 20%, depending on the number of Atlas System modules licensed by a customer) attributable to customer support is recognized ratably over the term of the agreement. Revenues from CIM services are recognized when services are rendered.

     The Company's operating expenses consist primarily of personnel costs, including compensation, sales commissions and employee benefits. Between 1993 and 1995, the Company invested approximately $11 million in the development of the Atlas System while maintaining the MedisGroups system. As of June 30, 1996, the Company had completed development of the Atlas System, but intends to continue to develop enhancements and new applications, including three enhancements that the Company expects to introduce by early 1997. See "Business--Systems and Services; Atlas System Enhancements and Specialized Versions Under Development." As a result, the Company believes the aggregate amount of research and development expenses, including personnel costs, for the Atlas System in the future will be substantially lower than that incurred in 1995 when the Company was required to expend substantial amounts in connection with the introduction of the Atlas System. The following table shows the research and development expenses attributable to each of the Company's systems for the periods presented:

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                            ----------------------------     -----------------
                                             1993       1994       1995       1995       1996
                                            ------     ------     ------     ------     ------
                                                              (IN THOUSANDS)
    RESEARCH AND DEVELOPMENT
      MedisGroups.........................  $1,246     $  725     $  401     $  219     $   --
      Atlas System and CIM Services.......   2,906      2,901      3,612      1,971      1,328
                                            ------     ------     ------     ------     ------
                                            $4,152     $3,626     $4,013     $2,189     $1,328
                                            ======     ======     ======     ======     ======

     MedisGroups required a significant amount of installation, custom programming and other support costs. The Atlas System eliminated the need for a substantial portion of these expenses through technological improvements. However, because the conversion of the Company's customers to the Atlas System occurred gradually since April 1994, the Company was required to maintain significant levels of support for both MedisGroups and the Atlas System during that period. As a result, the Company incurred substantially higher expenses during this two-year period than the Company expects to incur in the future in connection with supporting the Atlas System alone. In addition, the Company consolidated customer support into a central location between late 1993 and early 1994. The Company intends to expand fee-based seminar services to help customers improve their analytical use of the Atlas System. The following table shows the cost of revenues and customer support expenses attributable to each of the Company's systems for the periods presented:

                                                                                SIX MONTHS
                                              YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                            ----------------------------     -----------------
                                             1993       1994       1995       1995        1996
                                            ------     ------     ------     ------       ----
                                                              (IN THOUSANDS)
    COST OF REVENUES AND CUSTOMER SUPPORT
      MedisGroups.........................  $2,852     $1,800     $  978     $  531       $ 28
      Atlas System and CIM Services.......      --      1,198      1,467        797        903
                                            ------     ------     ------     ------       ----
                                            $2,852     $2,998     $2,445     $1,328       $931
                                            ======     ======     ======     ======       ====

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items from the statement of operations of the Company as a percentage of total revenues:

                                                                                    SIX MONTHS
                                               YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                                            -----------------------------       ------------------
                                            1993        1994        1995         1995        1996
                                            -----       -----       -----       ------       -----
Total revenues............................  100.0%      100.0%      100.0%       100.0%      100.0%
Operating expenses:
  Cost of revenues and customer support...   21.8        24.8        22.3         25.1        16.3
  Marketing and distribution..............   19.1        16.0        18.0         21.1         8.6
  Research and development................   31.7        30.0        36.6         41.4        23.3
  General and administrative..............   16.8        28.1        30.6         32.7        28.4
  Restructuring charge (credit)...........   12.4         0.0         5.2          0.0        (1.8)
                                             ----        ----        ----         ----        ----
     Total operating expenses.............  101.8        98.9       112.7        120.3        74.8
                                             ----        ----        ----         ----        ----
Operating income (loss)...................   (1.8)        1.1       (12.7)       (20.3)       25.2
Interest expense (income), net............   (0.4)       (1.4)        0.6          0.4         1.8
                                             ----        ----        ----         ----        ----
Income (loss) before income taxes.........   (1.4)        2.5       (13.3)       (20.7)       27.0
Provision for income taxes................    0.1         0.2         0.0          0.0         3.3
                                             ----        ----        ----         ----        ----
Net income (loss).........................   (1.5)%       2.3%      (13.3)%      (20.7)%      23.7%
                                             ====        ====        ====         ====        ====

SIX MONTHS ENDED JUNE 30, 1996 AND 1995

     Revenues. Total revenues for the six-month period ended June 30, 1996 increased by 8% to $5,707,000 from $5,287,000 for the same period of the prior year. The overall growth is attributable to a combination of a 40% increase in Atlas System license fees and a 172% increase in CIM services revenue offset by a 69% decline in MedisGroups license fees from $2,173,000 to $683,000.

     Cost of Revenues and Customer Support. Cost of revenues and customer support expenses for the six-month period ended June 30, 1996 decreased by 30% to $931,000 from $1,328,000 for the same period of the prior year. The overall decrease resulted from a combination of the phase-out of MedisGroups support and a 13% increase in Atlas System support. The Company has made significant enhancements to the Atlas System, including on-line help and desktop tutorials, which reduce support demands. During 1995, the Company also initiated an electronic bulletin board and the use of remote-access support via modem. In addition, a simplified 1995 redesign of the Atlas Glossary has reduced training and support needs for data collection activities.

     Marketing and Distribution. Marketing and distribution expenses for the six-month period ended June 30, 1996 decreased by 56% to $490,000 from $1,114,000 for the same period of the prior year. Beginning in the first quarter of 1995, the Company began its transition from relying solely on field sales representatives to a combination of telemarketing and direct field sales to reduce the costs of its direct sales force and improve operating margins.

     Research and Development. Research and development expenses for the six-month period ended June 30, 1996 decreased by 39% to $1,328,000 from $2,189,000 for the same period of the prior year. The overall decrease is the combination of a decline in support required to maintain MedisGroups and the planned development enhancements relating to the Atlas System. In December 1995, the Company significantly reduced its research and development staff in anticipation of the completion of the Atlas System during the first quarter of 1996. The Company also incurred lower expenses in 1996 attributable to the operation of its data center.

     General and Administrative. General and administrative expenses for the six-month period ended June 30, 1996 decreased by 6% to $1,619,000 from $1,727,000 for the same period of the prior year. The Company attributes the decrease to general efficiencies derived from improved office automation, the consolidation of field offices and reduced depreciation, resulting from the fact that the Company was required to make relatively few purchases of property and equipment, having undergone substantial office expansion in the prior year.

     Restructuring Charge (Credit). During the six months ended June 30, 1996 the Company was able to negotiate a favorable settlement for certain excess leased facilities, resulting in a restructuring credit of approximately $102,000. The Company does not anticipate any further adjustments relating to the restructuring effected in December 1995.

     Interest Expense (Income), Net. Interest expense (income), net increased by 567% from interest expense of $21,000 to interest income of ($98,000) for the six-month periods ended June 30, 1995 and 1996, respectively. The increase was primarily due to additional interest at a rate of 9.25% incurred on the Company's bank borrowing during 1995. The Company was required to increase its borrowings in 1995 in order to offset the Company's negative cash flow during such year.

     Income Taxes. The provision for income taxes for the six month period ended June 30, 1996 of $185,000 represents minimum federal and state income taxes. The Company has available net operating loss and tax credit carryforwards to be used to minimize income taxes payable to the federal government and certain states.

YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

     Revenues. Total revenues decreased by 8% from $13,097,000 in 1993 to $12,084,000 in 1994, and decreased by 9% to $10,974,000 in 1995. The overall decrease is a combination of a decline of $8,423,000, or 64%, in MedisGroups license fees between 1993 and 1995 which was not entirely offset by an approximately $10 million increase in revenues derived from the introduction of the Atlas System and related CIM services during 1994 and 1995. The Company attributes the decline in MedisGroups license fees to the expiration of state mandates in several markets, the absence of new MedisGroups applications which could be cross-marketed to existing customers and the conversion of MedisGroups customers to the Atlas System. A mandate in Iowa for MedisGroups expired in 1994, resulting in a decline of approximately $370,000 in MedisGroups Iowa renewals in 1995. A similar mandate in Colorado for MedisGroups expired in 1995; however, all Colorado customers were subsequently converted to the Atlas System during 1995.

     Cost of Revenues and Customer Support. Cost of revenues and customer support expenses increased by 5% from $2,852,000 in 1993 to $2,998,000 in 1994, and decreased by 18% to $2,445,000 in 1995. In 1993, the Company merged eight customer support field offices into its headquarters in Massachusetts. This consolidation resulted in higher costs in 1994 to replace staff choosing not to relocate and certain redundant salary costs for a portion of the year. The decrease in 1995 reflected a combination of the phase-out of support required by MedisGroups and a 22% increase in support related to the Atlas System.

     Marketing and Distribution. Marketing and distribution expenses decreased 23% from $2,505,000 in 1993 to $1,927,000 in 1994, and increased by 2% to
$1,970,000 in 1995. The Company consolidated its field sales offices during 1994 and increased the use of telemarketing, resulting in reduced field sales compensation, travel and office expenses. The Company attributes the increase in marketing and distribution expenses in 1995 to increased telemarketing activity related to the Atlas System.

     Research and Development. Research and development expenses decreased by 13% from $4,152,000 in 1993 to $3,626,000 in 1994, and increased by 11% to
$4,013,000 in 1995. The overall decrease is a combination of the decline in research and development required to maintain MedisGroups and the planned development cycle relating to the Atlas System. In late 1994, the Company also made capital improvements in its data center to begin the conversion from a VMS to a UNIX operating environment. In 1995, the overall increase in research and development expenses can be attributed to expenses for software license fees, employee training and consultants relating to these capital investments.

     General and Administrative. General and administrative expenses increased by 55% from $2,198,000 in 1993 to $3,401,000 in 1994, and decreased by 1% to
$3,358,000 in 1995. The Company attributes the increase in general and administrative expenses in 1994 to additional office expense for the Company's data warehousing operations, increased expense for leasehold improvements made to the Company's headquarters and additional depreciation expense for capital investments made in 1994. General and administrative expenses decreased in 1995 as a result of the termination of the Company's Pennsylvania office lease and lower consulting and travel expenses.

     Restructuring Charge (Credit). In 1993, the Company recorded a $1,623,000 charge to consolidate all of the Company's field operations and to write off all remaining capitalized software costs related to discontinued systems and obsolete equipment. The provision included severance payments, extended benefits, asset write-offs and reserves in connection with the restructuring. In 1995, the Company recorded a $580,000 charge to reflect a staff reduction and office space consolidation. The provision includes severance payments, rent payments for idle office space and asset write-offs in connection with the staff reduction. The Company's policy is to write off assets disposed of or deemed to be excess or obsolete at the time the assets no longer have value to the Company's ongoing operations.

     Interest Expense (Income), Net. Interest expense (income), net increased by 215% from income of ($55,000) in 1993 to income of ($173,000) in 1994, and decreased by 140% to an expense of $70,000 in 1995. The increase in 1994 was primarily due to a favorable settlement of a lawsuit with a former employee regarding repayment of a loan to the employee. The receivable from the employee was written off in 1993. The decrease in 1995 was due to additional interest expense incurred on the Company's bank borrowings during 1994 and 1995.

     Income Taxes. The provision for income taxes in 1993 and 1994 primarily represents minimum taxes in certain states. The Company had available net operating loss and tax credit carryforwards of $10,342,000 and $204,000 at December 31, 1995, which have been fully reserved due to the uncertainty relating to the utilization of the carryforwards.

SELECTED QUARTERLY FINANCIAL RESULTS

     The Company's quarterly operating results have been and likely will continue to be subject to significant fluctuations. The Company has experienced a fluctuating pattern in its operating results with the third quarter typically having the highest revenue and net income compared to the immediately preceding and following quarters. The Company believes this fluctuation can be attributable to the timing of renewals under annual license agreements with its customers.

     The following tables present quarterly unaudited financial information for each of the six quarters for the period ended June 30, 1996. This unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. The operating results for any quarter are not necessarily indicative of the results that may be expected for any future quarter.

                                                              THREE MONTHS ENDED
                                 ----------------------------------------------------------------------------
                                 MARCH 31,     JUNE 30,     SEPT. 30,     DEC. 31,     MARCH 31,     JUNE 30,
                                   1995          1995         1995          1995         1996          1996
                                 ---------     --------     ---------     --------     ---------     --------
                                                                (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
     MedisGroups(1)............  $   1,166      $1,007       $ 1,300       $1,201       $   683       $   --
     Atlas System..............      1,259       1,355         1,333        1,184         1,590        2,072
     CIM Services..............        216         284           321          348           466          896
                                    ------      ------        ------       ------        ------       ------
       Total revenues..........      2,641       2,646         2,954        2,733         2,739        2,968
  Operating expenses:
     Cost of revenues and
       customer support........        677         652           525          592           379          553
     Marketing and
       distribution............        492         622           459          398           256          234
     Research and
       development.............      1,155       1,034         1,010          814           628          700
     General and
       administrative..........        842         885           816          815           787          832
     Restructuring charge
       (credit)................         --          --            --          580            --         (102)
                                    ------      ------        ------       ------        ------       ------
       Total operating
          expenses.............      3,166       3,193         2,810        3,199         2,050        2,217
                                    ------      ------        ------       ------        ------       ------
  Operating income (loss)......       (525)       (547)          144         (466)          689          751
  Interest expense (income),
     net.......................         13           8            25           24            27         (125)
                                    ------      ------        ------       ------        ------       ------
  Income (loss) before income
     taxes.....................       (538)       (555)          119         (490)          662          876
  Provision for income taxes...         --          --            --           --            77          107
                                    ------      ------        ------       ------        ------       ------
  Net income (loss)............  $    (538)     $ (555)      $   119       $ (490)      $   585       $  769
                                    ======      ======        ======       ======        ======       ======

---------------

(1) The substantial decrease in revenues derived from MedisGroups in the three-month periods ended March 31 and June 30, 1996 is attributable to the completion of the Company's Atlas System, the subsequent conversion of MedisGroups licenses to Atlas System licenses and the corresponding diminished need for MedisGroups support.


RECENT DEVELOPMENTS



     Based on a preliminary review of the Company's results of operations for the fiscal quarter ended September 30, 1996, the Company believes that its results of operations during such period did not differ materially from the expectations of the Company's management or from the results of operations for the fiscal quarter ended June 30, 1996, and that the Company's financial condition at September 30, 1996 did not differ materially from the Company's financial condition at June 30, 1996.


LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations and met its capital requirements through approximately $10 million generated by private placements of securities, the utilization of bank lines of credit and capital leases. At June 30, 1996, the Company's principal sources of liquidity consisted of cash and cash equivalents and trade accounts receivables. The Company has a working capital line of credit with Silicon Valley Bank (the "Bank") under which it may borrow up to $1,500,000, subject to 75% of eligible accounts receivable. At June 30, 1996, the Company had no borrowings under this line of credit. The working capital line of credit is secured by all the Company's assets and requires the Company to maintain certain financial ratios and adhere to certain covenants (including covenants not to participate in any merger or consolidation, pay any dividends or dispose of any material assets without the Bank's consent). As a result of the Company's net loss during 1995, at December 31, 1995, the Company was not in compliance with the profitability and tangible net worth covenants under its working capital line of credit with the Bank. On April 25, 1996, the Bank waived its remedies with respect to all past failures to comply with these covenants. Although MediQual had no borrowings under its working capital line of credit at June 30, 1996, the Company intends to comply with these covenants in the event that the Company borrows against this line of credit in the future.

     At November 20, 1995, the Company was also in default of certain obligations under a convertible debenture issued in settlement of a dispute as to amounts owed with respect to certain royalty obligations owed to a former product development partner. In June 1996, the debenture was converted pursuant to its terms into approximately 52,070 shares of Common Stock at the stated conversion price of $4.84 per share.


     The Company's profitability for the six months ended June 30, 1996 has resulted in an increase in net cash of approximately $673,000. In addition, the Company has received approximately $440,000 from the exercise of stock options and the sale of treasury stock.


     As of December 31, 1995, the Company had, for tax purposes, net operating loss carryforwards of approximately $10,342,000 and federal tax credit carryforwards of approximately $204,000, which can be used to offset future taxable income and tax liabilities. The Code includes provisions that may limit the Company's ability to utilize such carryforwards in connection with a change in ownership (as defined therein). The Company does not believe that this Offering will result in a change in ownership.

     The Company does not currently have any significant capital commitments. The Company believes that the net proceeds of the Offering, together with existing cash balances, funds available under the Company's credit lines and funds expected to be generated from future operations, will be sufficient to fund its operations and satisfy its working capital needs for the foreseeable future.

                                    BUSINESS

OVERVIEW

     MediQual Systems, Inc. is a leading supplier of clinical information management ("CIM") systems and services to the health care industry. The Company's systems and services combine proprietary clinical knowledge with raw patient encounter data to create valuable information that providers, payors and suppliers use to monitor and enhance the effectiveness, efficiency and appropriateness of care.

     MediQual has addressed the growing demand for this information by developing its Atlas System, a comprehensive, desktop CIM system. The Atlas System is comprised of five major components: (i) a standardized retrospective data repository; (ii) proprietary benchmarking databases; (iii) embedded clinical knowledge; (iv) comprehensive provider databases and (v) on-line analytical processing. The Atlas System enables users to perform sophisticated, quantitative analyses which may be used for a variety of applications including: benchmarking internal performance, competitively assessing cost and quality positions in local markets, quantifying the impact of managed care and capitated contracts, developing local integrated delivery networks, evaluating the efficacy of new pharmaceuticals and medical devices, credentialing physicians and reporting to third parties for regulatory and contract compliance. The modular design of the Atlas System enables MediQual to integrate additional applications quickly and easily, in order to be responsive to evolving customer needs.

INDUSTRY BACKGROUND

     The health care industry, which exceeded $1 trillion in 1995, continues to experience cost escalation. Health care providers, payors and suppliers remain under pressure to reduce costs without jeopardizing quality of care. The health care industry initially responded to this pressure primarily by reducing administrative costs, such as those associated with non-clinical staff, and through the negotiation of supply discounts. Further cost reductions will require intervention at the clinical level where resource use may directly impact patient care. Implementing changes at the clinical level must be supported by a measurable, quantifiable relationship between services rendered and patient outcomes to maintain the confidence and cooperation of clinicians. As a result, providers, payors and suppliers are seeking more sophisticated clinical information to enable them to compare performance to quality and cost benchmarks, and to monitor or enhance clinical outcomes.

     Clinical information is derived from patient encounter data, the majority of which resides in individual paper files with limited analytical usefulness. Some patient encounter data is captured by on-line transaction processing ("OLTP") systems. Many hospitals, for example, have automated administrative functions such as patient admission and billing. As a by-product of this automation, certain OLTP systems save ICD-9 diagnostic and procedure codes, treatment charges and patient demographics, collectively known as UB-92 data (based on the administrative billing standard designed by Health Care Financing Administration). Other OLTP systems involved in concurrent patient treatment, such as laboratory, radiology and pharmacy systems, can digitally store certain clinical data, but do so without the benefit of a federal coding standard. Thus, administrative OLTP data, which does not contain clinical elements, can be aggregated based on its UB-92 standardization, while clinical OLTP data cannot be aggregated without additional preparation.

     The refinement of patient data for analytical use requires several processing steps, which are as follows: (i) integrating patient encounter data from sources such as paper files and administrative and clinical OLTP systems;
(ii) mapping clinical data elements into proprietary classifications and (iii) aggregating data into a retrospective repository. Specifically, clinical OLTP data must first be mapped to standardized definitions, filtered to remove extraneous material, such as free-form text, and integrated with UB-92 data. The combined clinical OLTP and UB-92 data must then be translated into discrete time frames and enhanced, as required by the intended applications, by the abstraction of paper-based data. OLTP systems cannot perform these processing steps.

     Health care data analysts increasingly require a solution that processes internal patient encounter data into an analytic repository and that also enables comparisons against a variety of external benchmarks, both proprietary and public (the federal government and approximately 20 states release UB-92 data). The increasing level of payor sophistication requires that encounter data be adjusted for differing patient severity so that meaningful comparisons and statistically significant conclusions can be made.

     Until recently, providers, payors and suppliers were dependent upon batch reports produced by MIS personnel using large mainframe computers. Modification of such reports generally requires custom programming and long lead times, and such a process is not easily adaptable to ad hoc queries. Rapid technological advancements in personal computing creates an opportunity for desktop clinical information management systems that support an iterative approach known as on-line analytical processing. Such an approach involves rapid changes in perspective, from summary to detail level, as well as techniques, such as the addition or deletion of selection criteria, that continuously refine the topic under study. To remain competitive, providers, payors and suppliers must develop timely and actionable information either by installing CIM systems in-house, or by engaging third-party consultants and analysts.

THE MEDIQUAL SOLUTION

     MediQual has addressed the need for sophisticated health care information by developing a comprehensive, low-cost desktop CIM system for providers, payors and suppliers. The Company also provides comprehensive CIM services, including data analysis and abstraction, for those clients who wish to enhance their access to and use of such information. MediQual's systems and services systematically analyze effectiveness (whether a particular treatment helped the patient); efficiency (whether the proper resources were used to provide care); and appropriateness (whether the chosen treatment was the best option). The resulting analyses assist customers in delivering high quality, low cost care.

STRATEGY

     MediQual's objective is to strengthen its position as a leading supplier of CIM systems and services to health care providers, payors and suppliers. Key elements of the Company's strategy to achieve this objective include:

     Leverage Proprietary Master Database. The Company has developed a proprietary database comprised of integrated clinical and administrative data derived from more than 20 million patient encounters. The Company's master database is continually expanded as additional patient encounters, as well as new types of data, including pharmaceuticals and outpatient services, are transmitted to the Company by its customers. The Company believes this expanded master database will allow it to develop new databases and applications.

     Cross-Marketing to Existing Customer Base. The modular design of the Atlas System enables the Company to license additional databases and applications to existing customers. For example, Mortality BenchMark, a new database covering 16 high risk topics (e.g., pneumonia, stroke and congestive heart failure), permits users to compare internal results to those of the top performers in MediQual's master database, and has been licensed to a significant number of existing customers.

     Extend Analytical Services. MediQual believes that there is a significant opportunity to extend its analytical services into disease management applications. For example, in conjunction with Ethicon Endo-Surgery, Inc., a subsidiary of Johnson & Johnson, the Company provides analytical services for the management of hysterectomies. These services involve linking claims data to clinical records and include a comparison of different hysterectomy surgical techniques, which allow providers and payors to evaluate relative cost-effectiveness. The Company intends to enter into similar arrangements for other disease management applications.

     Expand System Application Offerings. The Company plans to expand its system application offerings to leverage its existing investment in the Atlas System and to be responsive to evolving customer needs. The modular design of the Atlas System enables rapid integration of additional applications through both internal research and development and acquisitions of new technologies and businesses. The Company plans to release three add-on applications by mid-1997. See "Business -- Systems and Services; Atlas System Enhancements and Specialized Versions Under Development."

     Form Alliances to Broaden Distribution. The Company seeks to form alliances with third parties to reach market segments not currently employing the Atlas System and to take advantage of their sales forces. The Company has entered into a non-exclusive distribution agreement with SpaceLabs Medical, Inc. and is also developing customized cardiac and obstetric versions of the Atlas System, which will be distributed exclusively by Marquette Electronics, Inc. The Company intends to pursue other alliances in order to broaden the distribution of its systems.

SYSTEMS AND SERVICES

     The initial version of the Company's CIM system, MedisGroups, was introduced in 1987. In April 1994, the Company began replacing MedisGroups, which was rapidly becoming obsolete, with a series of integrated modules marketed as the Atlas System. Over the five-year period beginning in January 1991, revenues derived from MedisGroups declined as a result of both fewer unit licenses and price reductions, reflecting, in part, the growing obsolescence of that system. In April 1994, the Company released the first module of its Atlas System. Over the two-year period ending April 1996, the Company released two additional Atlas System modules, thereby fully replacing the MedisGroups system and significantly expanding the capabilities of the Company's systems. Concurrently, the Company began the process of converting existing MedisGroups licenses to licenses for the Atlas System. The Company no longer directs any efforts toward developing, licensing or supporting MedisGroups, because the Company has successfully converted over 90% of MedisGroups users to the Atlas System. Such former MedisGroups users have renewed Atlas System licenses at a rate approximately equal to the Company's historical customer renewal rate.

  Atlas System Components

     The Atlas System is a modular CIM system designed to enhance health care value by performing quantitative analysis of patient data. The Atlas System provides a comprehensive, cost-effective desktop solution to the problem of generating sophisticated information from disparate raw data sources. The Atlas System software is written in Microsoft FoxPro for Windows, Visual C++ and Visual Basic. The Atlas System supports multiple, concurrent users in most network environments with personal computers running Microsoft Windows and uses Microsoft Excel to display results. The Atlas System is comprised of the major components shown in the shaded area of the following diagram:



[DESCRIPTION OF ARTWORK:  Atlas System components shown in diagram form.]

     Atlas Repository and Atlas Glossary. The Atlas Repository electronically interfaces with OLTP systems, enables the electronic capture of data from paper medical records and selects relevant data for analysis from Atlas provider and benchmarking databases. MediQual has developed the Atlas Glossary, a comprehensive data dictionary and coding system that covers all aspects of patient treatment, including lab tests, pharmaceuticals, vital signs, patient history, radiology and clinician notes. The Atlas Glossary defines appropriate time frames, ensures uniform collection and definition of terms, and excludes irrelevant data. The Company believes that the Atlas Glossary is a significant proprietary asset that is essential for the creation and standardization of health care data for analysis. The Atlas Repository also includes Table Maintenance, a tool for mapping provider-specific codes to Atlas Glossary codes, thereby allowing benchmarking data to be cost-effectively developed from a wide range of providers in geographically diverse locations.

     Atlas Benchmarking Databases. Atlas users can access more than 40 specially formatted CD-ROM databases derived principally from the Company's master database. These CD-ROM databases enable customers to benchmark by provider location, size and specialty or by disease. MediQual's master database is comprised of integrated clinical and administrative data derived from more than 20 million patient encounters. MediQual routinely receives, as part of its license agreements, a copy of provider-specific data which is standardized using the Atlas Glossary and Table Maintenance in the Atlas Repository. This data includes provider-specific UB-92 data, clinical OLTP data and data manually abstracted from paper medical records.

     Embedded Clinical Knowledge. The Atlas System contains clinical knowledge that enables statistically valid conclusions to be reached from a comparison of different patient populations. The breadth and depth of the Company's clinical knowledge is largely attributable to the size and quality of the Company's master database. More than 200 disease models, covering substantially all acute conditions such as heart failure, stroke and pneumonia, were developed using this master database and are embedded in the Atlas System in the form of software algorithms. Disease models typically contain between 10 and 30 independent variables such as history of prior medical conditions, laboratory test results, vital signs and physical exam findings. For example, the model that predicts the probability of death for patients diagnosed with heart failure contains thirty independent variables, including prior history of cancer, presence of lethargy, use of mechanical vent, respiration rate, blood pressure and creatinine level.

     Atlas Provider Databases. The Company creates Atlas provider databases specially formatted on CD-ROM by validating, classifying and scoring UB-92 data from the federal government and approximately 20 states and from private data sharing consortiums comprised of providers and payors. In addition, the Company adds embedded clinical knowledge that is based on statistical models derived from UB-92 data elements. This clinical knowledge enables the user to adjust for the expected cost of treating differing combinations of diagnoses and procedures. The Company has developed more than 125 Atlas provider databases.

     On-Line Analytical Processing. The Atlas System provides on-line analytical processing that enables real-time, drill-down and multi-dimensional viewing of data contained in the Atlas Repository. The ability to change perspective from summary to detail level and to add or delete selection criteria is essential to the iterative analytical power of the Atlas System. The Atlas System also offers advanced features such as filters, thresholds and built-in statistics, which provide users with an ability to conduct customized data analysis using more than 400 variables. These variables can be manipulated based upon the analysis to be conducted and the particular database in use. For example, the overall mortality rate for pneumonia patients can be (i) segmented by age, gender and history of heart failure, (ii) filtered for specific infecting organisms and (iii) refined with a minimum threshold to eliminate rare occurrences. In this manner, users can test various hypotheses quickly using a comprehensive iterative methodology.

  Atlas System Modules

     The Atlas System is comprised of three modules: Atlas Market View, Atlas Resources and Atlas Outcomes. These modules are defined primarily by the type of data they are designed to analyze. Atlas Market View analyzes Atlas provider databases to enable competitive assessments of physicians and hospitals by name. Atlas Resources and Atlas Outcomes analyze provider-specific patient encounter data together with benchmarking databases derived from the Company's proprietary master database. Atlas Outcomes encompasses all the functionality of Atlas Resources, and adds certain clinical applications that address effectiveness, efficiency and appropriateness. Atlas Outcomes includes optional disease and peer group benchmarking databases and adds the ability to collect clinical data from paper medical records. Clients may upgrade from Atlas Resources to Atlas Outcomes at any time. Each module is packaged with at least one of the more than 150 different CD-ROM databases that the Company has developed. Each module (and optional CD-ROM databases) contains application frameworks, called MQ Analyses and also includes standard reports, called MQ Templates, which may be modified by the user to build a custom library of reports and applications.

     Atlas Market View provides competitive assessments of physicians and hospitals by name on their relative efficiency, effectiveness and appropriateness of care. These assessments include profiles of charges, lengths of treatment, mortality and admission criteria. Atlas Market View analyzes federal, state and private UB-92 data that has been specially prepared and formatted on CD-ROM. This module contains embedded clinical knowledge, based on statistical models derived from UB-92 data, that enables the user to adjust for diverse patient populations under study, including differing combinations of diagnoses and procedures. Atlas Market View also contains a benchmark for overnight admission appropriateness, based on norms derived from MediQual's master database.

     Atlas Resources provides management assessments of the efficiency and resource utilization of clinical processes and physicians. These assessments include individual physician profiles, summaries of various patient populations and extensive ad hoc analysis of the related underlying costs. Atlas Resources analyzes downloaded OLTP data that has been specially prepared for the Atlas Repository with a national benchmark derived from MediQual's master database. This module shares the same embedded clinical knowledge that is contained in Atlas Market View.

     Atlas Outcomes, which expands the functionality of Atlas Resources by incorporating additional databases and applications, is designed to provide comprehensive internal assessments of clinical processes and providers. These assessments include profiles of specific procedures, clinical summaries of various patient populations and extensive ad hoc analysis of efficiency, effectiveness and appropriateness. Atlas Outcomes combines provider data downloaded from OLTP systems with data obtained directly from paper medical records that has been specially prepared for the Atlas Repository and analyzes such data against multiple disease and peer benchmarks derived from MediQual's master database. This module contains additional embedded clinical knowledge, based on statistical models derived from both UB-92 and clinical data elements, that enables the user to adjust for differing combinations of diagnoses, procedures, on-admission severity, length of stay, complications and other factors.

  Add-On Applications and Specialized Versions Under Development

     Patient ROI. The Company is developing tools called rapid object integrators to assist clients in integrating the Atlas System with their legacy OLTP systems. Patient ROI, the first such tool, is designed to extend the existing Atlas UB-92 interface for acute care patients to other patient treatment sites, such as emergency rooms, ambulatory surgery centers, rehabilitation facilities, psychiatric units and clinics. The Company plans to release Patient ROI in the third quarter of 1996.

     Physician BenchMark. Increasing pressure for lower costs has prompted providers to develop more efficient practice patterns that reflect appropriate levels of care and improved clinical performance. Physician BenchMark is a new application that will enable providers to compare high volume efficient physicians to other physicians, identify and prioritize areas for cost reduction and develop internal benchmarks. The Company plans to release Physician BenchMark in 1997.

     Physician Report Card. To remain competitive, providers increasingly need to be differentiated based on cost and quality parameters. Physician Report Card is a new application that will provide a statistical basis for making credentialing and managed care decisions. The Company plans to release Physician Report Card in 1997.

     Atlas Specialized Versions. The Company is developing specialized versions of Atlas modules and CD-ROM databases for use in cardiology and obstetrics. The Company expects that these versions will be exclusively distributed by Marquette Electronics, Inc. beginning in 1997. The Company is also modifying Atlas modules for various regional data sharing consortiums comprised of providers and payors who desire additional analytical or reporting features. The Company will release the first of these additional specialized versions in 1997.

  CIM Services

     For providers, payors and suppliers who prefer a service solution to address their information needs, MediQual provides analytic services for the management of various diseases, data abstraction services and development of custom databases. The Company has entered into an agreement with Ethicon Endo-Surgery, Inc., a subsidiary of Johnson & Johnson, to provide analytical services for the management of hysterectomies. These services involve linking claims data to clinical records and include a comparison of different hysterectomy surgical techniques, which allow providers and payors to evaluate relative cost-effectiveness. Also, pursuant to an agreement with Merck & Co., Inc., the Company has developed analytical services for the management of congestive heart failure. The Company intends to enter into similar arrangements for other disease management applications. The Company also conducts custom research for customers including Pfizer Inc. and Roche BioScience.

CUSTOMERS

     The Company's customers include licensees of the Atlas System and purchasers of CIM services. As of June 30, 1996, MediQual had licensed approximately 450 Atlas modules, used by approximately 2,700 users. The Company has relationships with approximately 400 customers. Approximately 84% of the Company's customers have licensed only one module. The Company's customers include:

ATLAS SYSTEM

Borgess Medical Center
Community Hospital of Central California
Florida Hospital Medical Center
Greater Cincinnati Community Health
  Foundation
Hamot Medical Center
Iroquois Health Care Consortium
Sarah Bush Lincoln Health Center
Sisters of Charity Health Care Systems
Touro Infirmary
University of Massachusetts Medical
  Center
University of Pittsburgh Medical Center
Washington Hospital

CIM SERVICES

Ethicon Endo-Surgery, Inc., a Johnson &
  Johnson company
Merck & Co., Inc.
Pfizer Inc.
Roche BioScience

TRAINING AND SUPPORT

     The Company believes that training and support are integral to the success of its customers' use of the Atlas System. MediQual provides training at customer sites, in regional seminars and at the

Company's computer-based training center. The Atlas System incorporates several training and support features, including software tutorials, on-line help and self-testing to certify that customers have reached acceptable levels of proficiency. Dial-in support is available on the Company's electronic bulletin board as well as World Wide Web site and telephone support is provided during regular business hours. In addition, the Company produces an annual CIMposium for Atlas users and prospective customers that offers a wide range of educational sessions, research presentations, demonstration labs and workshops.

MARKETING AND DISTRIBUTION

     MediQual markets its systems and services through a direct sales force of 10 people operating out of Massachusetts, Pennsylvania and New Jersey. Because the decision to license the Company's systems frequently involves clinicians, administrators and executives, the Company's senior management and clinical support staff take an active role in marketing and sales activity. Corporate marketing activities include seminars that showcase the Atlas System, trade show exhibits and on-going support for the Company's World Wide Web site (http://www.mediqual.com). The Company also markets its systems and services through third party distribution arrangements.

     The Company has entered into an agreement with Ethicon Endo-Surgery, Inc., a subsidiary of Johnson & Johnson, to provide analytical services for the management of hysterectomies. These services involve linking claims data to clinical records and include a comparison of different hysterectomy surgical techniques, which allow providers and payors to evaluate relative cost-effectiveness. Also, pursuant to an agreement with Merck & Co., Inc., the Company has developed Atlas Services for the management of congestive heart failure. The Company has entered into a non-exclusive distribution agreement with SpaceLabs Medical, Inc. for the Atlas System and is also developing customized cardiac and obstetric versions of the Atlas System for exclusive distribution by Marquette Electronics, Inc.

RESEARCH AND DEVELOPMENT

     Since 1993, the Company has invested approximately $11 million to develop the Atlas System. In April 1996, the Company shifted its research and development focus to enhancements and customized versions of the Atlas System. Approximately 21 employees are involved in research and development.

COMPETITION

     The market for health care information systems and services is intensely competitive. Most of the Company's competitors and potential competitors have significantly greater financial, technical, system development and marketing resources than the Company. The Company competes directly with other vendors of health care information and consultants who provide related services. MediQual also competes with MIS departments of large hospital networks, some of which have developed, or plan to develop, their own CIM capabilities. In addition, potential competitors include OLTP vendors who may wish to build, rather than buy, CIM technology. Many of these competitors and potential competitors have substantial installed customer bases in the health care industry and the ability to fund significant system development and acquisition efforts. The Company believes that the principal competitive factors in its market are system functionality and features, price, training and support, customer references and firm reputation. The Company believes it competes favorably with respect to these factors. Management seeks to differentiate the Company's systems from those of its competitors by developing and maintaining technological advantages, including the availability of the Company's large and expanding proprietary database and the capability to perform sophisticated on-line analytical processing, which contribute to the comprehensive nature of the Company's Atlas System and the modular design of the Company's systems which permits the Company to license additional databases and applications to existing customers.

GOVERNMENT REGULATION

     The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care industry participants. During the past several years, the U.S. health care industry has been subject to changes in governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Health care industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's systems and services. Additionally, although the FDA does not currently regulate the Company's systems or services, if authorized to extend its regulation of software, the FDA could impose extensive requirements that might negatively impact the time and expense necessary to develop new systems. The Company cannot predict what impact, if any, such events might have on its business, results of operations and financial condition. Further, many health care providers are consolidating to create larger health care delivery enterprises with greater regional market power. As a result, the remaining enterprises could have greater bargaining power, which may lead to price erosion of the Company's systems and services.

INTELLECTUAL PROPERTY

     MediQual considers its software, databases, disease models and methodologies to be proprietary. The Company seeks to protect its intellectual property through confidentiality agreements with its employees and consultants, and through nondisclosure agreements with its strategic partners. The Company also relies on a combination of physical security, trade secrets, technical measures, copyright law and contractual provisions to protect its rights in various methodologies, systems, databases and documentation. The Company has not filed any patent applications or copyrights covering its software technology. There can be no assurance that the legal protections afforded to the Company or the precautions taken will be adequate to prevent misappropriation of the Company's intellectual property in the future. Any infringement or misappropriation of the Company's proprietary software and databases would disadvantage the Company in efforts to retain and attract customers and could cause the Company to incur revenue losses or substantial litigation expenses. Due to the evolving nature of its systems and services, the Company believes that the protective measures described above are less significant than the Company's ability to continually develop, modify and enhance its intellectual property. Although the Company believes that its current systems do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future.

EMPLOYEES

     As of June 30, 1996, the Company had 66 employees, including 57 full-time and nine part-time employees. None of these employees is represented by a union or other collective bargaining group. The Company believes that its relationship with its employees is good. The Company engages independent contractors for certain development and data warehousing projects.

FACILITIES

     The Company's corporate offices are located in a 24,500 square foot office facility at 1900 West Park Drive, Westborough, Massachusetts 01581 under a lease that expires on March 31, 1999. The Company believes that its facilities are adequate for its current operations.

LEGAL PROCEEDINGS

     The Company is not a party to any pending litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                  NAME                    AGE                         POSITION
                  ----                    ---                         --------
Eric A. Kriss...........................  47      President, Chief Executive Officer and Director
William C. Price........................  36      Vice President and Chief Financial Officer
Elizabeth A. Endyke.....................  35      Vice President of Marketing and Distribution
Diane M. Throop.........................  34      Vice President of Research and Development
James Corum.............................  55      Vice President of Information Systems
William D. Ryan(1)(2)...................  70      Chairman of the Board of Directors
Alan C. Brewster, MD....................  58      Director
David Dominik(1)(2).....................  39      Director
Charles M. Jacobs.......................  63      Director

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.


     Mr. Kriss has served as President, Chief Executive Officer and Director of the Company since March 1993. From January 1991 until joining MediQual, Mr. Kriss served as Assistant Secretary for Administration & Finance under Governor William Weld of Massachusetts. In January 1984, Mr. Kriss founded MediVision, Inc., an ambulatory surgery center network, where he served as CEO until December 1989. Previously, Mr. Kriss was a partner at Bain & Company, a strategic consulting firm and, subsequently, a partner at Bain Capital, Inc., an investment partnership. Mr. Kriss also serves as a director of Physician Reliance Network, Inc., a physician practice management company specializing in oncology. Mr. Kriss holds an MBA from the University of Chicago and a BA from Amherst College.

     Mr. Price joined the Company in December 1991 and has served as Chief Financial Officer since November 1992. From 1982 to December 1991, Mr. Price was employed by the independent public accounting firm of Arthur Andersen LLP where he served as a manager in both the firm's commercial and small business divisions. Previously, he managed financial matters for Codex Corporation, a subsidiary of Motorola, Inc., and Children's Hospital of Boston. Mr. Price is a Certified Public Accountant and holds a BS from Northeastern University.

     Ms. Endyke, Vice President of Marketing and Distribution of the Company, joined the Company in September 1993. Prior to joining the Company, Ms. Endyke was Director of Marketing at Elan Pharma, Inc, a manufacturer and distributor of pharmaceutical products. From 1986 to 1991, she was Director of Marketing at MediVision, Inc. Ms. Endyke holds an MBA from Babson College and a BA from Assumption College.

     Ms. Throop, Vice President of Research and Development of the Company, joined the Company in 1987 as Chief Statistician, and assumed responsibility for research and development in 1994. Previously, Ms. Throop was employed by Data General Corporation. She holds a MS in statistics from Colorado State University and a BS from the Massachusetts Institute of Technology.

     Mr. Corum, Vice President of Information Systems of the Company, joined the Company in June 1993. Prior to joining MediQual, Mr. Corum held various positions with the Commonwealth of Massachusetts Office of Management Information Systems, most recently serving as its director. Previously, he was the Assistant Commissioner for Administration and Finance for the Massachusetts Department of Public Health. Mr. Corum holds masters degrees in linguistics and philosophy from the Massachusetts Institute of Technology and a BA from Harvard University.

     Mr. Ryan has served as Chairman of the Board, and as a Director of the Company, since its inception. Mr. Ryan, a retired executive and a private investor, is currently a Trustee of the University of Rochester and serves as a director of several non-profit organizations.

     Dr. Brewster, a co-founder of the Company, has been a Director since its inception. Dr. Brewster is an independent health care consultant.

     Mr. Dominik has been a Director of the Company since April 1993. He has been a General Partner of Information Partners, L.P., a venture capital investment firm headquartered in Boston, since January 1990 and Managing Director of Information Partners, Inc. since June 1993. In addition, he has been Managing Director of Bain Capital, an investment partnership, since June 1993. Mr. Dominik also serves as a director of Oacis Healthcare Holdings Corp., Dataware Technologies, Inc. and several privately held companies.

     Mr. Jacobs, a co-founder of the Company, has been a Director since 1982. Mr. Jacobs has been the Chairman and Chief Executive Officer of InterQual, Inc., a developer of health care utilization criteria and systems since 1976. Mr. Jacobs is also a practicing attorney.

     Executive officers of the Company are appointed by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or Directors of the Company. Each Director is elected by the stockholders of the Company on an annual basis and holds office for a one-year term and until that Director's successor has been duly elected and qualified. Directors who are not employed by the Company are reimbursed for expenses actually incurred in connection with their attendance at such meetings.

EMPLOYMENT AGREEMENTS

     In March 1993, the Company entered into an Executive Employment Agreement with Mr. Kriss pursuant to which, as such agreement has been amended to date, Mr. Kriss will receive a base salary of $202,600 for 1996 and will be eligible to earn a cash bonus upon the achievement of certain objectives negotiated annually. The agreement further provides that the Company will nominate Mr. Kriss for election as a director on each occasion during the term of the agreement when directors are to be elected. The agreement is terminable by the Company's Board of Directors or by Mr. Kriss at any time. In the event that Mr. Kriss' employment is terminated by the Company without cause or by Mr. Kriss for good reason, Mr. Kriss will continue to receive all compensation and benefits provided under the agreement for six months and any stock options and restricted stock in the Company held by Mr. Kriss will become immediately exercisable and vest.

     In 1995, the Board of Directors of the Company concluded that it would be in the best interests of the Company to encourage the executive officers of the Company to remain with the Company in order to ensure the successful completion of the development and commercialization of the Atlas System. Accordingly, in July 1995, the Company entered into a Stay Agreement with each of Mr. Price, Ms. Endyke, Mr. Corum and Ms. Throop. Under the Stay Agreements, the Company guaranteed each officer a severance payment in an amount equal to such officer's twelve-month base salary in the event that the officer's employment is terminated other than at such officer's volition. Pursuant to the Stay Agreements, all stock options granted prior to the execution of the Stay Agreements to the officers under the Company's 1987 Nonqualified Stock Option Plan immediately vested on January 3, 1996.

     In January 1996, the Company entered into an agreement with Mr. Kriss, which provided for the issuance of a promissory note for $75,000, in lieu of the payment of Mr. Kriss' 1995 bonus in cash, which accrues interest at a rate of 10% per year (which represented the Company's then current external cost of capital) and is payable by January 2, 1998. Under the agreement, Mr. Kriss is eligible to receive a cash bonus of up to $200,000 and was granted an option to purchase up to 225,000 shares of Common Stock at a price of $1.00 per share, the then fair market value of the Common Stock. Any shares of Common Stock purchased upon exercise of the option are subject to a right of repurchase by the Company, which right lapses on the fifth anniversary of the date of grant. A portion of the cash bonus will become payable, and some or all of the shares covered by the option will no longer be subject to repurchase by the Company, in the event of a sale of at least 50% of the Company or the closing of an initial public offering, in each case depending on a valuation of the Company in excess of certain predetermined amounts. In the event that the Offering results in a valuation of the Company, determined by multiplying the number of shares outstanding after the Offering by the initial public offering price per share, in excess of $25,000,000, Mr. Kriss will be eligible to receive the entire bonus and none of the shares of Common Stock underlying the option shall be subject to repurchase by the Company. Mr. Kriss exercised this option in full on March 29, 1996. Under the agreement, in order to induce Mr. Kriss to remain as an officer and director at least until January 1998, the Company agreed to cancel a note receivable for $201,523 from Mr. Kriss upon the closing of a transaction based upon a valuation of the Company in excess of $16,000,000.

EXECUTIVE COMPENSATION

  Compensation Summary

     The following table sets forth certain information regarding the Company's Chief Executive Officer and each of the other four most highly compensated executive officers during the calendar year ended December 31, 1995 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                                                                  -------------------
                                                     ANNUAL COMPENSATION              SECURITIES
                                                  --------------------------          UNDERLYING
          NAME AND PRINCIPAL POSITION             SALARY ($)     BONUS(1)($)          OPTIONS (#)
------------------------------------------------  ----------     -----------      -------------------
Eric A. Kriss...................................    202,600         75,000(2)                 0
  President and Chief Executive Officer
William C. Price................................     98,000         14,357(3)             7,200
  Vice President and Chief Financial Officer
Elizabeth A. Endyke.............................     87,000         22,886(3)            12,500
  Vice President of Marketing
Diane M. Throop.................................     87,000         24,750(3)             5,000
  Vice President of Research and Development
James Corum.....................................     85,500         19,271(3)            12,500
  Vice President of Information Systems

---------------
(1) Includes bonuses earned in 1995 but paid in 1996, and excludes bonuses paid in 1995 for services rendered in 1994.

(2) Mr. Kriss agreed to accept his 1995 bonus in the form of a promissory note in the principal amount of $75,000 (accruing interest at an annual interest rate of 10%), in lieu of payment in cash.

(3) Includes the value of 8,357, 1,785, 750 and 3,571 shares of Common Stock issued in March 1996 to Mr. Price, Ms. Endyke, Ms. Throop and Mr. Corum, respectively, valued at fair market value.

Other than cash compensation and compensation pursuant to employee benefit plans, no executive officer received other compensation in excess of the lesser of $25,000 or 10% of such officer's cash compensation, nor did all executive officers as a group receive additional compensation in excess of the lesser of $100,000 or 10% of such officers' aggregate cash compensation.

  Option Grants in 1995

     The following table contains information concerning the grant of stock options under the Company's 1987 Nonqualified Stock Option Plan to the Named Executive Officers during the year ended December 31, 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                             POTENTIAL
                                             INDIVIDUAL GRANTS                               REALIZABLE
                        ------------------------------------------------------------      VALUE AT ASSUMED
                        NUMBER OF                                                         ANNUAL RATES OF
                          SHARES       PERCENT OF                                           STOCK PRICE
                        UNDERLYING    TOTAL OPTIONS                                       APPRECIATION FOR
                         OPTIONS       GRANTED TO          EXERCISE                        OPTION TERM(2)
                         GRANTED      EMPLOYEES IN          PRICE         EXPIRATION     ------------------
         NAME              (#)         FISCAL 1995       ($/SHARE)(1)        DATE          5%         10%
----------------------  ----------   ---------------     ------------     ----------     ------     -------
Eric A. Kriss.........        --        --                      --           --              --          --
William C. Price......     7,200        7%                  $ 1.00          7/12/05      $4,528     $11,475
Elizabeth A. Endyke...    12,500        13%                 $ 1.00          7/12/05      $7,861     $19,922
Diane M. Throop.......     5,000        5%                  $ 1.00          7/12/05      $3,145     $ 7,969
James Corum...........    12,500        13%                 $ 1.00          7/12/05      $7,861     $19,922


---------------
(1) All options were granted at fair market value as determined by the Board of Directors of the Company on the date of the grant. Options become exercisable ratably over a 50-month period.


(2) This column shows the hypothetical gains or "option spreads" of the options granted based on both the fair market value of the Common Stock for financial reporting purposes and assumed annual compound stock appreciation rates of 5% and 10% over the term of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock. The assumed annual rates of stock price appreciation result in a value per share that is significantly below the proposed public offering price range, due to the recent significant increase in the value of the Common Stock. The potential realizable value of the options, at an initial public offering price of $7.00 per share and annual rates of stock price appreciation of 5% and 10% from the date of grant through the expiration date of the options, would be as follows: Mr. Price, $74,896 and $123,525, respectively, Ms. Endyke, $130,028 and $214,542, respectively, Ms. Throop, $52,011 and $85,781, respectively, and Mr. Corum, $130,028 and $214,542, respectively.



     The above table does not include an option to purchase 225,000 shares of Common Stock at an exercise price of $1.00 per share granted to Mr. Kriss on January 2, 1996, which option was exercisable in full on the grant date. Shares of Common Stock issued upon exercise of the option are subject to repurchase by the Company, at $1.00 per share prior to January 2, 1998 or the closing of the earlier of either a sale of the Company or a public offering above certain minimum thresholds. In January 1996, the Company granted options to purchase 18,750, 6,250, 18,750 and 3,750 shares of Common Stock to Mr. Price. Ms. Endyke, Ms. Throop and Mr. Corum, respectively, at the option exercise price of $1.00 per share. In June 1996, the Company granted options to purchase 30,000 and 10,000 shares of Common Stock to Mr. Price and Mr. Corum, respectively, at an exercise price of $9.00 per share. The exercise price of these options has been adjusted to the initial public offering price.

  Option Exercises and Year-End Values

     Stock options exercised by the Named Executive Officers during the year ended December 31, 1995 are set forth in the following table. The following table also sets forth certain information regarding unexercised options held by each of the Named Executive Officers as of December 31, 1995:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES


                                                                  AGGREGATE FISCAL YEAR-END OPTION VALUES
                                                         ---------------------------------------------------------
                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                                                 YEAR-END(#)            AT FISCAL YEAR-END($)(1)
                         SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
         NAME            ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------  ---------------   -----------   -----------   -------------   -----------   -------------
Eric A. Kriss..........      --                --           --             --             --             --
William C. Price.......      --                --            5,025          3,425         30,150          20,550
Elizabeth A. Endyke....      --                --            6,150          6,350         36,900          38,100
Diane M. Throop........      --                --            9,850          2,650         59,100          15,900
James Corum............      --                --            6,550          5,950         39,300          35,700


---------------

(1) The exercise price per share of each option is $1.00, the fair market value per share of the Common Stock at December 31, 1995. In order to present meaningful information, these values have been calculated based on the assumed initial public offering price of $7.00 per share, less the exercise price per share.


     On March 29, 1996, the Company issued 225,000 shares of Common Stock to Mr. Kriss upon the exercise of an option granted pursuant to an incentive arrangement at an exercise price of $1.00 per share.

EMPLOYEE BONUS PROGRAM

     The Company has an incentive compensation program that provides for the annual award of cash bonuses to employees based on individual and Company performances.

STOCK OPTION PLANS

  1987 Nonqualified Stock Option Plan

     In May 1987, the shareholders of the Company approved the Company's 1987 Nonqualified Stock Option Plan (the "1987 Plan"), which provides for the grant of stock options to employees, consultants and directors of the Company (including officers and employee directors). In May 1996, the Company's Board of Directors adopted a resolution to terminate the 1987 Plan with respect to the grant of new options thereunder. Outstanding options granted under the 1987 Plan continue to be governed by the terms of the 1987 Plan, as amended, and remain exercisable in accordance with their respective terms.

     The 1987 Plan, as amended, is administered by the Compensation Committee of the Board of Directors, which has the authority to determine the time, manner and form of payment upon exercise of an option. Options that have been granted under the 1987 Plan become exercisable at such time or times as were determined by the Compensation Committee or the Board of Directors at the time they were granted and expire after a specified period that may not exceed ten years from the date of grant. The 1987 Plan provides that options must be exercised no more than three months following termination of employment or service as a consultant or director, except in the event that termination is due to death or disability, in which case the option is exercisable for a maximum of twelve months after such termination.

     In the event the Company is acquired by merger, consolidation or purchase of assets or if the Company dissolves or becomes liquidated, (i) all unexercised options granted under the 1987 Plan that by their terms would become exercisable on or before the ninetieth day after the earlier of the date on which the Company enters into an agreement for, or the closing of, such a merger, consolidation or sale or the Company's adoption of a plan of dissolution or liquidation, and (ii) fifty percent of all remaining options granted under the 1987 Plan that would otherwise become exercisable after such ninetieth day, will become immediately exercisable.


     As of October 15, 1996, 486,196 shares of Common Stock had been issued upon the exercise of options granted under the 1987 Plan, and options to purchase an additional 283,792 shares were outstanding (of which 161,983 were exercisable within 60 days of October 15, 1996). Options were granted pursuant to the 1987 Plan at exercise prices ranging from $1.00 to $4.60, all of which were repriced to $1.00.


  1996 Stock Incentive Plan


     In May 1996, the Company's Board of Directors and stockholders approved the Company's 1996 Stock Incentive Plan (the "1996 Plan"), which provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to employees of the Company (including officers and employee directors). A maximum of 1,500,000 shares are currently reserved for issuance pursuant to the 1996 Plan. This maximum number of shares will increase, effective as of January 1, 1998 and each January 1 thereafter during the term of the plan, by an additional number of shares of Common Stock equal to ten percent of the difference between (i) the total number of shares of Common Stock and Common Stock equivalents issued and outstanding as of the close of business on December 31 of the preceding year and (ii) the total number of shares of Common Stock and Common Stock equivalents issued and outstanding as of the close of business on December 31 of the year prior to such preceding year. No participant in the 1996 Plan may in any year be granted stock options or awards with respect to more than 500,000 shares of Common Stock, and no more than an aggregate of 3,000,000 shares of Common Stock may be issued pursuant to the exercise of incentive stock options granted under the 1996 Plan. As of October 15, 1996, 50,250 options had been granted under the 1996 Plan, (of which 20,025 were exercisable within 60 days of October 15, 1996).


     The 1996 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to determine which eligible individuals are to receive options or restricted stock awards, the terms of such options or awards, including the number of shares, exercise or purchase prices and times at which the options become and remain exercisable or restricted stock vests, the time, manner and form of payment upon exercise of an option and the status of options as incentive or nonqualified stock options under federal income tax laws. The exercise price of options granted under the 1996 Plan may not be less than 85% of the fair market value of a share of Common Stock on the date of grant (100% in the case of incentive stock options). The options become exercisable at such time or times as are determined by the Compensation Committee and expire after a specified period that may not exceed ten years. Options must be exercised no more than three months following termination of employment, except in the event that termination is due to death or disability, in which case the option is exercisable for a maximum of twelve months after such termination.

     Each option granted to an officer of the Company, subject to the short-swing profit restrictions of the Federal securities laws, may provide, and each outstanding option to an officer as of the date of this Prospectus does provide, that upon the acquisition of 50% or more of the outstanding Common Stock pursuant to a hostile tender offer, such option, if outstanding for at least six months, will automatically be canceled in exchange for a cash distribution to the officer based upon the difference between the tender offer price and the exercise price of the option.

     In the event the Company is acquired by merger, consolidation or purchase of assets, all outstanding options granted under the 1996 Plan will accelerate to the extent not assumed by the acquiring entity or replaced by comparable options. The Compensation Committee also has discretion to provide for the acceleration of one or more outstanding options under the 1996 Plan and the vesting of unvested shares held as restricted stock awards upon the occurrence of certain changes in control. Such accelerated vesting may be conditioned upon subsequent termination of the affected optionee's service.

     The Compensation Committee has the authority to effect, from time to time, the cancellation of outstanding options under the 1996 Plan in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

     The Board may amend or modify the 1996 Plan at any time subject to the rights of holders of outstanding options on the date of amendment or modification. Stockholder approval is required for any amendment that would change the eligibility requirements of the 1996 Plan, extend the term of the 1996 Plan or increase the number of shares subject to grant as options or restricted stock awards under the 1996 Plan. The 1996 Plan will terminate on May 28, 2006.

  1996 Employee Stock Purchase Plan

     In May 1996, the Company's Board of Directors and stockholders approved the 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which enables eligible employees to acquire shares of the Company's Common Stock through payroll deductions. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. Offerings under the Stock Purchase Plan are planned to commence on February 1 and August 1 of each year and to end on July 31 and January 31 of each year. The initial offering period is intended to commence on the effective date of the registration statement relating to this Offering and to end on January 31, 1997, unless otherwise determined by the Board. During this offering period, an eligible employee may select a rate of payroll deduction of up to 15% of his or her compensation up to an aggregate total payroll deduction not to exceed $12,500 in any offering period. The purchase price for the Common Stock purchased under the Stock Purchase Plan is 85% of the lesser of the fair market value of the shares on the first day or the last day of the offering period. A total of 300,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan.

                              CERTAIN TRANSACTIONS

CERTAIN TRANSACTIONS

     At the closing of this offering, William D. Ryan, a director of the Company, and an entity related to Mr. Ryan will receive cash proceeds of $3,569,083 from the mandatory redemption by the Company of all of the outstanding shares of its Class A Preferred Stock, at a redemption price of $10,000 per share plus accrued dividends of approximately $5,586 per share (assuming redemption as of June 30, 1996), representing an annual rate of return of 10%.

     The Company has entered into certain employment and other agreements with Eric A. Kriss, the President and Chief Executive Officer of the Company, providing for the payment of salary and bonuses, the grant of stock options and related matters. See "Management -- Employment Agreements."

     In March 1993, Mr. Kriss issued a promissory note to the Company in the aggregate principal amount of $201,523 (the "Note"). The Note, which is recourse to Mr. Kriss and is also secured by certain shares of the Company's Common Stock held by Mr. Kriss, bears interest at an annual rate of 3.92% (the short-term federal interest rate in effect on the date the Note was issued) and became payable on March 29, 1996, however the Company has not chosen to collect such amount to date. In accordance with the terms of a letter agreement between the Company and Mr. Kriss entered into in January 1996, the Note will be cancelled upon the closing of a public offering of the Company's Common Stock based on a valuation of the Company equal to or in excess of $16,000,000. Under the agreement, in order to induce Mr. Kriss to remain as an officer and director at least until January 1998, the Company agreed to cancel the Note upon the closing of a transaction based upon a valuation of the Company in excess of $16,000,000. In addition, in January 1996, the Company issued Mr. Kriss a note for $75,000 in lieu of Mr. Kriss' 1995 cash bonus, which accrues interest at a rate of 10% per year (which represented the Company's then current external cost of capital) and is payable by January 2, 1998. See "Management -- Employment Agreements."

OTHER RELATIONSHIPS

     David Dominik, a director of the Company, is a general partner of Information Partners Capital Fund, L.P. and entities related thereto, which collectively own greater than 5% of the Common Stock.

     The Company has a policy that all transactions between the Company and its officers, directors and affiliates must be on terms no less favorable than those that could be obtained from unrelated third parties, and must be approved by a majority of the disinterested members of the Company's Board of Directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth the beneficial ownership of the Common Stock as of October 15, 1996, and as adjusted to reflect the sale of 2,200,000 shares of Common Stock offered hereby, by (i) each person or entity known to the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers and (iv) all directors and executive officers of the Company as a group.



                                                                  SHARES BENEFICIALLY OWNED
                                                         -------------------------------------------
                                                         PRIOR TO OFFERING(1)      AFTER OFFERING(1)
                                                         ---------------------     -----------------
                                                          NUMBER       PERCENT          PERCENT
                                                         ---------     -------     -----------------
5% Stockholders
TA Associates(2).......................................  1,139,934       18.5%            13.6%
  125 High Street
  Boston, MA 02110
David Dominik(3).......................................  1,054,774       17.4%            12.8%
Information Partners, L.P.(4)..........................  1,054,774       17.4%            12.8%
  2 Copley Place
  Boston, MA 02116
William Ryan(5)........................................    855,833       14.1%            10.4%
  2 Woodbury Place
  Rochester, NY 14618
Eric A. Kriss(6).......................................    551,904        9.1%             6.7%
  c/o MediQual Systems, Inc.
  1900 West Park Drive
  Westborough, MA 01581
Charles M. Jacobs(7)...................................    543,152        9.0%             6.6%
  c/o InterQual, Inc.
  293 Boston Post Road
  Marlborough, MA 01752
Other Directors and Named Executive Officers
Alan C. Brewster, M.D.(8)..............................    112,500        1.9%             1.4%
William C. Price(9)....................................     36,746       *              *
James Corum(10)........................................     18,421       *              *
Elizabeth A. Endyke(11)................................     16,074       *              *
Diane M. Throop(12)....................................     16,250       *              *
All Directors and executive officers as a group
  (9 persons)(13)......................................  3,205,659       52.3%            38.4%


---------------
   * Denotes less than one percent (1%)


 (1) The number of shares of Common Stock deemed outstanding prior to this offering includes (i) 3,880,776 shares of Common Stock outstanding as of October 15, 1996 and (ii) an aggregate of 2,183,530 shares of Common Stock issuable upon the conversion of the Class B and Class C Convertible Preferred Stock. The number of shares outstanding after this offering includes the 2,200,000 shares of Common Stock offered hereby.



 (2) Consists of an aggregate of 1,036,552 shares of Common Stock and immediately exercisable warrants to acquire 103,382 shares of Common Stock held by the following entities related to TA Associates (shares/warrants):
     Advent V Limited Partnership (609,664/60,806); Advent Atlantic & Pacific Limited Partnership (291,775/29,101); Advent Industrial Limited Partnership (97,258/9,700); TA Associates V Limited Partnership (23,402/2,334); and TA Investors (14,453/1,441).


 (3) Consists of an aggregate of 1,054,774 shares of Common Stock held by Information Partners Capital Fund, L.P. and certain related entities. Mr. Dominik is a general partner of Information Partners Capital Fund, L.P. and, as such, may be deemed to beneficially own all such shares.

     Mr. Dominik disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein. The address of Mr. Dominik is c/o Information Partners, L.P., 2 Copley Place, Boston, Massachusetts 02116.

 (4) Includes an aggregate of 1,054,774 shares of Common Stock held by the following entities related to Information Partners, L.P.; Information Partners Capital Fund, L.P. (975,689); BCIP Trust Associates, L.P. (42,012) and BCIP Associates (37,073). Does not include options of Information Partners Capital Fund, L.P. to purchase 50,000 and 75,027 shares of Common Stock held by Dr. Brewster and Mr. Jacobs, respectively, pursuant to option agreements between Information Partners Capital Fund, L.P. and each of Dr. Brewster and Mr. Jacobs.

 (5) Includes 557,500 shares of Common Stock held by NAYR Enterprises, a limited partnership of which Mr. Ryan is a general partner. Mr. Ryan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (6) Includes 12,500 shares of Common Stock held in trust for Mr. Kriss' minor children. Mr. Kriss disclaims beneficial ownership of such shares.

 (7) Includes 61,875 shares of Common Stock held by Mr. Jacob's wife, 65,000 shares held in trust for Mr. Jacobs' children and 75,027 shares of Common Stock held by InterQual, Inc., a corporation of which Mr. Jacobs is the majority shareholder. Also includes 75,027 shares of Common Stock subject to transfer to Information Partners Capital Fund, L.P. pursuant to an option agreement between the parties. Mr. Jacobs disclaims beneficial ownership of the shares held by his wife and held in trust for his children. Mr. Jacobs also disclaims beneficial ownership of the shares held by InterQual, Inc., except to the extent of his pecuniary interest therein.

 (8) Includes 50,000 shares of Common Stock subject to transfer to Information Partners Capital Fund, L.P. pursuant to an option agreement between the parties.


 (9) Includes 23,800 shares issuable pursuant to options exercisable within 60 days after October 15, 1996.



(10) Includes 14,850 shares issuable pursuant to options exercisable within 60 days after October 15, 1996.



(11) Includes 13,750 shares issuable pursuant to options exercisable within 60 days after October 15, 1996.



(12) Includes 16,250 shares issuable pursuant to options exercisable within 60 days after October 15, 1996.



(13) Includes 68,650 shares issuable pursuant to options exercisable within 60 days after October 15, 1996.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.001 per share, and 7,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK


     As of October 15, 1996, there were 6,064,306 shares of Common Stock outstanding and held of record by 145 stockholders, after giving effect to the conversion of all outstanding shares of Series B Preferred Stock and Series C Preferred Stock upon the closing of the Offering. Based upon the number of shares of Common Stock outstanding as of that date and giving effect to the issuance of the 2,200,000 shares of Common Stock offered hereby (assuming no exercise of the underwriters' over-allotment option), there will be 8,264,306 shares of Common Stock outstanding upon the closing of the Offering.


     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future. Upon the closing of the Offering, there will be no shares of Preferred Stock outstanding.


     In addition, certain of the Company's stockholders hold warrants to purchase an aggregate of 156,919 shares of Common Stock at an exercise price of $.80 per share (such number of shares and exercise price being subject to adjustment upon the occurrence of any consolidation or merger involving the Company or in the event of any reclassification, subdivision or combination of, or dividend with respect to, the Common Stock). Such warrants were issued by the Company in April 1993 and can be exercised, in whole or in part, at any time prior to their expiration in April 2003 by payment of the exercise price therefor, by delivery of shares of Common Stock with a fair market value equal to such exercise price or by net exercise.


PREFERRED STOCK

     The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 7,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences and rights, and any qualifications, limitations or restrictions thereof, of the shares of each such series, including the number of shares constituting any such series and the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences thereof. The issuance of any such Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any such shares of Preferred Stock.

OUTSTANDING REGISTRATION RIGHTS


     The Company is party to a Registration Rights Agreement, dated as of April 27, 1993 (the "Registration Agreement"), with certain of its stockholders, including certain affiliates of directors of the Company (the "Registration Stockholders"), who collectively hold approximately 2,217,598 shares of Common Stock and warrants to purchase an additional 156,919 shares of Common Stock (collectively, the "Registrable Shares") as of October 15, 1996. Pursuant to the Registration Agreement, the Company has agreed, in the event the Company proposes to register any of its securities under the

Securities Act in connection with a public offering of such securities for cash, whether for its own account or otherwise at any time, to provide such Registration Stockholders or their permitted transferees with notice of such registration and an opportunity to include the Registrable Shares therein, subject to certain conditions and limitations ("piggyback registration"). In addition, the holders of fifty percent or more of one of two classes of Registrable Shares may on up to two occasions, subject to certain conditions and limitations, require the Company, whether or not the Company proposes to register its Common Stock for sale, to register all or part of their Registrable Shares for sale to the public under the Securities Act. The Registration Stockholders may also require the Company to register all or part of their Registrable Shares on Form S-3 under the Securities Act, or any similar form, if the Company then qualifies for use of such form, subject to certain conditions and limitations. The Company is obligated to pay all the expenses (other than underwriting discounts) for each registration of Common Stock undertaken pursuant to the Registration Agreement. Holders of a majority of each class of the Registrable Shares required to effect a waiver of their rights to have their Registrable Shares included in the registration statement of which this Prospectus is a part have waived such rights to participate in this Offering. An aggregate of 2,374,516 Registrable Shares will remain outstanding after this Offering. Additionally, a former product development partner of the Company and one of its affiliates have piggyback registration rights with respect to an aggregate of 173,638 shares of Common Stock issued upon exercise of an option and conversion of a debenture, each of which were issued by the Company in 1991 in connection with the settlement of a dispute between the parties. These registration rights are not exercisable in connection with this Offering.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

     The Company's Amended and Restated By-Laws (the "By-Laws") provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a notice of nominations or other business to be brought before an annual meeting must be delivered not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, or if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of (i) 60 days prior to the annual meeting or (ii) 10 days following the date on which public announcement of the date of such annual meeting is first made by the Company. With respect to special meetings, notice must generally be delivered not more than 90 days prior to such meeting and not later than the later of 60 days prior to such meeting or 10 days following the day on which public announcement of such meeting is first made by the Company. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

     The Company's Amended and Restated Certificate of Incorporation (the "Charter") empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include

(i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Company's capital stock, (ii) the estimated current value of the Company in a freely negotiated transaction and the estimated future value of the Company as an independent entity, and
(iii) the impact of such a transaction on the employees, suppliers and customers of the Company and its effect on the communities in which the Company operates.

     The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

     The Charter provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at duly called annual or special meeting of the stockholders, and that special meetings may be called only by the Chairman of the Board of Directors, a majority of the Board of Directors or the President of the Company. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Common Stock because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The DGCL provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 67% of the outstanding voting stock of the Company to amend or repeal any of the foregoing Charter provisions, or to reduce the number of authorized shares of Common Stock and Preferred Stock. Such 67% vote is also required to amend or repeal any of the foregoing By-Law provisions. The By-Laws may also be amended or repealed by a majority vote of the Board of Directors. Such 67% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders.

     See "Risk Factors -- Effect of Anti-Takeover Provisions; Availability of Preferred Stock for Issuance."

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Charter and By-Laws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have a total of 8,264,306 shares of Common Stock outstanding. Of these shares, the 2,200,000 shares of Common Stock offered hereby will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 6,064,306 shares of Common Stock outstanding will be "restricted securities" as that term is defined by Rule 144 as promulgated under the Securities Act.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding (approximately 82,643 shares upon completion of the Offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.



     Under Rule 144 (and subject to the conditions thereof), approximately 2,880,806 restricted securities (including shares of Common Stock issuable upon the exercise of currently exercisable warrants and options to purchase Common Stock which are exercisable within 60 days of October 15, 1996) will become eligible for sale upon completion of the Offering, of which 2,534,415 are subject to lock-up restrictions as described below, and an additional approximately 2,821,393 restricted securities (including shares of Common Stock issuable upon the exercise of currently exercisable warrants and options to purchase Common Stock which are exercisable within 60 days of October 15, 1996) will become eligible for sale 90 days after the Offering, of which 2,719,655 shares are subject to lock-up restrictions as described below. The Company's executive officers and directors and certain other stockholders of the Company (who in the aggregate will hold 5,914,257 shares of Common Stock that constitute restricted securities upon completion of the Offering, including shares of Common Stock issuable upon the exercise of currently exercisable warrants and options to purchase Common Stock which are exercisable within 60 days of October 15, 1996) have agreed that they will not directly or indirectly, offer, sell, offer to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, grant of any options to purchase or sale or disposition) of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable, or exchangeable for, any shares of Common Stock or other capital stock of the Company without the prior written consent of Hambrecht and Quist LLC, on behalf of the Underwriters, for a period of 180 days from the date of this Prospectus. Hambrecht & Quist LLC has no present intention to release any of the shares from the Lock-up Agreements. It has been the practice of Hambrecht & Quist LLC to consider releasing any such shares from lock-up agreements based on a variety of factors, including the market price of the Common Stock, the volume of shares traded and other market conditions.



     The Company has granted certain warrants to purchase shares of Common Stock. As of October 15, 1996, warrants to purchase 156,919 shares of Common Stock at an exercise price of $.80 per share, and warrants to purchase 26,729 shares of Common Stock at an exercise price of $2.64 per share, were outstanding. The warrants to purchase 26,729 shares of Common Stock, at an exercise price of $2.64 per share, will be redeemed by the Company upon the closing of the Offering for $103,441 (assuming an initial public offering price of $7.00 per share).



     As of October 15, 1996, options to purchase a total of 283,792 and 50,250 shares of Common Stock pursuant to the Company's 1987 Nonqualified Stock Option Plan and the Company's 1996 Stock

Incentive Plan, respectively, and several stock option agreements were outstanding with exercise prices ranging from $1.00 to $7.00 per share, of which options to purchase 182,008 shares of Common Stock were exercisable within 60 days of October 15, 1996. As of the date of this Prospectus, an additional 1,749,750 shares of Common Stock were available for future option grants under the 1996 Plan and the Stock Purchase Plan. See "Management -- Stock Option Plans" and Note 7 to Financial Statements. A total of 135,133 shares of Common Stock subject to options and warrants held by officers, directors and certain stockholders are subject to lockup agreements in connection with the Offering. See "Underwriting. "



     Certain of the Company's stockholders holding in the aggregate 2,217,598 shares of Common Stock and warrants to purchase an additional 156,919 shares of Common Stock have demand and/or piggyback registration rights to require the Company to file one or more registration statements to effect the registration under the Securities Act of such shares, which would permit such holders to resell such shares without complying with Rule 144. Registration and sale of such shares could have an adverse effect on the trading price of the Common Stock. The holders of such shares of Common Stock and warrants to purchase Common Stock have waived their rights to have such shares included in the registration statement of which this Prospectus is a part.


     Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register shares of Common Stock subject to stock options.

     Prior to the Offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC and Volpe, Welty & Company, have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                                                                NUMBER OF
                                       NAME                                      SHARES
    --------------------------------------------------------------------------  ---------
    Hambrecht & Quist LLC.....................................................
    Volpe, Welty & Company....................................................

      Total...................................................................  2,200,000
                                                                                 ========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and its independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share to certain other
dealers. The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 330,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The Offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.


     Certain existing stockholders of the Company, including the Company's executive officers and directors, who will own in the aggregate 5,914,257 shares of Common Stock after the Offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly offer, sell, contact to sell, make any short sale of, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly offer, sell, contract to sell, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock during the 180-day period, following the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under its stock option and employee stock purchase plans and under currently outstanding options and warrants. Sales of such shares in the future could adversely affect the market price of the Common Stock. Hambrecht & Quist LLC may, in its sole discretion, release any of the shares subject to the lock-up at any time without notice. Hambrecht & Quist LLC has no present intention to release any of the shares from the Lock-up Agreements. It has been the practice of Hambrecht & Quist LLC to consider releasing any such shares from lock-up agreements based on a variety of factors, including the market price of the Common Stock, the volume of shares traded and other market conditions.


     Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. Each of the Representatives has indicated that it intends to make a market in the Company's Common Stock following this Offering. However, none of the Representatives is required to make a market and there can be no assurance that any Representative will continue to do so or that an active public trading market will develop or be sustained.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Bingham, Dana & Gould LLP. Victor J. Paci, a partner of Bingham, Dana & Gould LLP, is Assistant Secretary of the Company. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Hale and Dorr, Boston, Massachusetts.

                                    EXPERTS

     The audited financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                    GLOSSARY

ATLAS SYSTEM...............  MediQual's proprietary CIM system, comprised of five major components (a standardized retrospective data repository, proprietary benchmarking databases, embedded clinical knowledge, comprehensive provider databases, and on-line analytical processing) and consisting of three integrated modules (Atlas Market View, Atlas Resources, and Atlas Outcomes).

  ATLAS MARKET VIEW........  A module of the Atlas System that provides competitive assessments of physicians and hospitals on their relative efficiency, effectiveness, and appropriateness of care.

  ATLAS RESOURCES..........  A module of the Atlas System that provides management assessments of the efficiency and resource utilization of clinical processes and physicians.

  ATLAS OUTCOMES...........  A module of the Atlas System that expands on Atlas
                             Resources by incorporating additional databases and applications, enabling comprehensive internal assessments of clinical processes and providers.

CD-ROM.....................  A storage medium for digital information.

CIM SERVICES...............  Clinical Information Management services, including analytic services for the management of various diseases, data abstraction services, and development of custom databases, that are provided by MediQual to providers, payors, and suppliers.

CIM SYSTEM.................  Clinical Information Management system that collects patient encounter data from transaction systems and paper-based records and facilitates retrospective analysis.

ICD-9 CODING SYSTEM........  A coding system for diagnoses and medical procedures.

MEDISGROUPS................  The initial version of MediQual's CIM system, which was introduced in 1987 and discontinued in 1996.

OLTP SYSTEM................  On-line transaction processing system that facilitates individual transactions, usually in real time.

UB-92 DATA.................  A Uniform Billing dataset, amended in 1992, that includes ICD-9 codes, patient and physician demographics, and payor data.

                             MEDIQUAL SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
Report of Independent Public Accountants.............................................    F-2
Balance Sheets at December 31, 1994 and 1995 and June 30, 1996 (unaudited)...........    F-3
Statements of Operations for the three years ended December 31, 1995 and for the
  three months ended June 30, 1995 and 1996 (unaudited)..............................    F-4
Statement of Redeemable Preferred Stock and Stockholders' Equity (Deficit) for the
  three years ended December 31, 1995 and for the six months ended June 30, 1996
  (unaudited)........................................................................    F-5
Statements of Cash Flows for the three years ended December 31, 1995 and for the six
  months ended June 30, 1995 and 1996 (unaudited)....................................    F-6
Notes to Financial Statements........................................................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MediQual Systems, Inc.:

     We have audited the accompanying balance sheets of MediQual Systems, Inc. (a Delaware corporation) as of December 31, 1994 and 1995, and the related statements of operations, redeemable preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MediQual Systems, Inc. as of December 31, 1994 and 1995, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 26, 1996 (except for the
matters discussed in Note 9 as
to which the date is June 19, 1996)

                             MEDIQUAL SYSTEMS, INC.

                                 BALANCE SHEETS

                                                           DECEMBER 31,                            PROFORMA
                                                    ---------------------------     JUNE 30,       JUNE 30,
                                                        1994           1995           1996           1996
                                                    ------------   ------------   ------------   ------------
                                                                                  (UNAUDITED)    (UNAUDITED)

                                                   ASSETS
Current Assets:
Cash and cash equivalents.........................  $  1,225,692   $  1,006,477   $  1,679,120   $  1,679,120
Accounts receivable, less reserve for doubtful
  accounts of $175,000 in 1994, $200,000 in 1995
  and $175,000 in 1996............................     1,146,917      1,025,358      1,453,124      1,453,124
Refundable income taxes...........................       211,000             --             --             --
Prepaid expenses..................................       397,877        115,725        136,866        136,866
                                                    ------------   ------------   ------------   ------------
         Total current assets.....................     2,981,486      2,147,560      3,269,110      3,269,110
                                                    ------------   ------------   ------------   ------------
Property and equipment, net.......................     1,687,611        950,402        796,335        796,335
Other assets......................................       195,560        132,753        119,299        119,299
                                                    ------------   ------------   ------------   ------------
                                                    $  4,864,657   $  3,230,715   $  4,184,744   $  4,184,744
                                                    ============   ============   ============   ============
                 LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable..................................  $    372,446   $    389,231   $    418,401   $    418,401
Accrued employee compensation and benefits........     1,198,028      1,121,963        872,301        872,301
Accrued expenses..................................       710,364        588,014        574,502        574,502
Deferred revenue..................................     1,332,913      1,058,606        959,515        959,515
Current portion of long-term debt.................       482,829        414,172        156,747        156,747
                                                    ------------   ------------   ------------   ------------
         Total current liabilities................     4,096,580      3,571,986      2,981,466      2,981,466
                                                    ------------   ------------   ------------   ------------
Long-term debt, less current portion..............       267,377        605,223        101,850        101,850
                                                    ------------   ------------   ------------   ------------
Class A Redeemable preferred stock, nonvoting, no
  par value -- 500 shares authorized, 229 shares
  issued and outstanding (at redemption value)....     3,423,096      3,473,190      3,569,083      3,569,083
Class B Redeemable convertible preferred stock,
  $.01 par value -- 6,500,000 shares authorized,
  6,316,726 shares issued and outstanding (at
  redemption value), no shares outstanding pro
  forma...........................................     5,204,880      5,204,880      5,204,880             --
Class C Redeemable convertible preferred stock,
  $.01 par value -- 2,100 shares authorized, 2,022
  shares issued and outstanding (at redemption
  value), no shares outstanding pro forma.........     2,358,043      2,602,839      2,734,607             --
                                                    ------------   ------------   ------------   ------------
         Total redeemable preferred stock.........    10,986,019     11,280,909     11,508,570      3,569,083
                                                    ------------   ------------   ------------   ------------
Commitments (Notes 4 and 8)
Stockholders' Equity (Deficit):
  Preferred stock, $.01 par value -- 7,000,000
    shares authorized, no shares issued...........            --             --             --             --
Common stock, $.001 par value -- 30,000,000 shares
  authorized, 3,508,568, 3,523,662 shares and
  3,880,776 shares issued at December 31, 1994 and
  1995 and June 30, 1996; 6,064,306 shares issued
  pro forma.......................................         3,508          3,523          3,881          6,064
Additional paid-in capital........................     1,468,115      1,483,194      2,135,898     10,073,202
Accumulated deficit...............................   (11,695,705)   (13,452,883)   (12,326,185)   (12,326,185)
Treasury stock, at cost, 21,451 shares at December
  31, 1994 and 1995 and 6,987 shares at June 30,
  1996............................................       (59,714)       (59,714)       (19,213)       (19,213)
Subscription receivable...........................      (201,523)      (201,523)      (201,523)      (201,523)
                                                    ------------   ------------   ------------   ------------
         Total stockholders' equity (deficit).....   (10,485,319)   (12,227,403)   (10,407,142)    (2,467,655)
                                                    ------------   ------------   ------------   ------------
                                                    $  4,864,657   $  3,230,715   $  4,184,744   $  4,184,744
                                                    ============   ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                             MEDIQUAL SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS


                                                                                   SIX MONTHS
                                        YEAR ENDED DECEMBER 31,                  ENDED JUNE 30,
                               -----------------------------------------    -------------------------
                                  1993           1994           1995           1995           1996
                               -----------    -----------    -----------    -----------    ----------
                                                                            (UNAUDITED)
Revenues:
  System license fees........  $13,096,573    $11,609,205    $ 9,804,895    $ 4,786,910    $4,344,822
  CIM services...............           --        475,166      1,168,944        500,308     1,362,304
                                ----------     ----------     ----------      ---------     ---------
                                13,096,573     12,084,371     10,973,839      5,287,218     5,707,126
                                ----------     ----------     ----------      ---------     ---------
Operating expenses:
  Cost of revenues and
     customer support........    2,851,634      2,997,535      2,444,884      1,328,453       931,220
  Marketing and
     distribution............    2,504,999      1,927,657      1,970,522      1,113,983       489,822
  Research and development...    4,152,334      3,625,785      4,012,870      2,189,296     1,328,059
  General and
     administrative..........    2,197,516      3,401,164      3,357,912      1,726,658     1,619,054
  Restructuring charges
     (credit)................    1,623,157             --        580,000             --      (101,784)
                                ----------     ----------     ----------      ---------     ---------
          Total operating
            expenses.........   13,329,640     11,952,141     12,366,188      6,358,390     4,266,371
                                ----------     ----------     ----------      ---------     ---------
Operating income (loss)......     (233,067)       132,230     (1,392,349)    (1,071,172)    1,440,755
Interest expense.............       39,095         46,535         89,161         34,990        44,353
Interest (income) and other
  (income) expense, net......      (94,462)      (219,685)       (19,222)       (13,788)     (142,642)
                                ----------     ----------     ----------      ---------     ---------
Income (loss) before income
  taxes......................     (177,700)       305,380     (1,462,288)    (1,092,374)    1,539,044
Provision for income taxes...        8,000         22,500             --             --       184,685
                                ----------     ----------     ----------      ---------     ---------
Net income (loss)............  $  (185,700)   $   282,880    $(1,462,288)   $(1,092,374)   $1,354,359
                                ==========     ==========     ==========      =========     =========
Accretion of preferred stock
  dividends..................      204,971        392,091        294,890        119,376       227,661
                                ----------     ----------     ----------      ---------     ---------
Net income (loss) applicable
  to common stockholders.....  $  (390,671)   $  (109,211)   $(1,757,178)   $(1,211,750)   $1,126,698
                                ==========     ==========     ==========      =========     =========
Pro forma net income (loss)
  per share (unaudited)......                                $     (0.21)                  $      .20
Pro forma weighted average
  shares outstanding
  (unaudited)................                                  6,631,788                    7,126,325


   The accompanying notes are an integral part of these financial statements.

                             MEDIQUAL SYSTEMS, INC.

                    STATEMENTS OF REDEEMABLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                      STOCKHOLDERS' EQUITY (DEFICIT)
                                                                REDEEMABLE           --------------------------------
                                       REDEEMABLE               CONVERTIBLE
                                     PREFERRED STOCK          PREFERRED STOCK           COMMON STOCK       ADDITIONAL
                                   -------------------   -------------------------   -------------------    PAID-IN
                                   SHARES     AMOUNT        SHARES        AMOUNT       SHARES     AMOUNT    CAPITAL
                                   ------   ----------   ------------   ----------   ----------   ------   ----------
BALANCE, DECEMBER 31, 1992.......    229    $3,184,077      6,316,726   $5,204,880    2,851,150   $2,851   $1,008,918
  Sale of Class C preferred
    stock, net of issuance costs
    of $137,237..................     --            --          2,022    2,000,000           --      --      (137,237)
  Sale of common stock...........     --            --             --           --      333,229     333       270,045
  Exercise of stock options......     --            --             --           --      202,151     202       201,948
  Net loss.......................     --            --             --           --           --      --            --
  Accretion of preferred stock
    dividends....................     --        68,700             --      136,271           --      --            --
                                     ---    ----------      ---------   ----------   ----------   ------       ------
BALANCE, DECEMBER 31, 1993.......    229     3,252,777      6,318,748    7,341,151    3,386,530   3,386     1,343,674
  Exercise of stock options and
    warrants.....................                                  --           --      122,038     122       124,441
  Purchase of treasury stock.....                                  --           --           --      --            --
  Net income.....................                                  --           --           --      --            --
  Accretion of preferred stock
    dividends....................     --       170,319             --      221,772           --      --            --
                                     ---    ----------      ---------   ----------   ----------   ------       ------
BALANCE, DECEMBER 31, 1994.......    229     3,423,096      6,318,748    7,562,923    3,508,568   3,508     1,468,115
  Exercise of stock options......                                  --           --       15,094      15        15,079
  Net loss.......................                                  --           --           --      --            --
  Accretion of preferred stock
    dividends....................     --        50,094             --      244,796           --      --            --
                                     ---    ----------      ---------   ----------   ----------   ------       ------
BALANCE, DECEMBER 31, 1995.......    229     3,473,190      6,318,748    7,807,719    3,523,662   3,523     1,483,194
  Exercise of stock options......     --            --             --           --      305,044     306       400,738
  Exercise of convertible debt...                                                        52,070      52       251,966
  Sale of treasury stock.........                                  --           --           --      --            --
  Net income.....................     --            --             --           --           --      --            --
  Accretion of preferred stock
    dividends....................     --        95,893             --      131,768           --      --            --
                                     ---    ----------      ---------   ----------   ----------   ------       ------
BALANCE, JUNE 30, 1996
  (unaudited)....................    229    $3,569,083      6,318,748   $7,939,487    3,880,776   $3,881   $2,135,898
                                     ===    ==========      =========   ==========   ==========   ======       ======

                                                      STOCKHOLDERS' EQUITY (DEFICIT)
                                   -------------------------------------------------------------------
                                                     TREASURY STOCK
                                   ACCUMULATED     -------------------    SUBSCRIPTION
                                     DEFICIT        SHARES     AMOUNT      RECEIVABLE        TOTAL
                                   ------------    --------   --------    ------------    ------------
BALANCE, DECEMBER 31, 1992.......  $(11,195,823)         --   $     --     $       --     $(10,184,054)
  Sale of Class C preferred
    stock, net of issuance costs
    of $137,237..................            --          --         --             --         (137,237)
  Sale of common stock...........            --          --         --       (201,523)          68,855
  Exercise of stock options......            --          --         --             --          202,150
  Net loss.......................      (185,700)         --         --             --         (185,700)
  Accretion of preferred stock
    dividends....................      (204,971)         --         --             --         (204,971)
                                       --------    ---------  --------      ---------     ------------
BALANCE, DECEMBER 31, 1993.......   (11,586,494)         --         --       (201,523)     (10,440,957)
  Exercise of stock options and
    warrants.....................            --          --    (59,714)            --          124,563
  Purchase of treasury stock.....            --     (21,451)        --             --          (59,714)
  Net income.....................       282,880          --         --             --          282,880
  Accretion of preferred stock
    dividends....................      (392,091)         --         --             --         (392,091)
                                       --------    ---------  --------      ---------     ------------
BALANCE, DECEMBER 31, 1994.......   (11,695,705)    (21,451)   (59,714)      (201,523)     (10,485,319)
  Exercise of stock options......            --          --         --             --           15,094
  Net loss.......................    (1,462,288)         --         --             --       (1,462,288)
  Accretion of preferred stock
    dividends....................      (294,890)         --         --             --         (294,890)
                                       --------    ---------  --------      ---------     ------------
BALANCE, DECEMBER 31, 1995.......   (13,452,883)    (21,451)   (59,714)      (201,523)     (12,227,403)
  Exercise of stock options......            --          --         --             --          401,044
  Exercise of convertible debt...                                                              252,018
  Sale of treasury stock.........            --      14,464     40,501             --           40,501
  Net income.....................     1,354,359          --         --             --        1,354,359
  Accretion of preferred stock
    dividends....................      (227,661)         --         --             --         (227,661)
                                       --------    ---------  --------      ---------     ------------
BALANCE, JUNE 30, 1996
  (unaudited)....................  $(12,326,185)     (6,987)  $(19,213)    $ (201,523)    $(10,407,142)
                                       ========    =========  ========     ==========     ============

   The accompanying notes are an integral part of these financial statements.

                             MEDIQUAL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                   SIX MONTHS
                                                           YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                                                    -------------------------------------   ------------------------
                                                       1993         1994         1995          1995          1996
                                                    ----------   ----------   -----------   -----------   ----------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................  $ (185,700)  $  282,880   $(1,462,288)  $(1,092,374)  $1,354,359
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
    Depreciation..................................     324,564      700,074       786,022       393,011      242,095
    Non-cash portion of restructuring charges
      (credit) (Note 7)...........................   1,106,533           --       132,485            --     (101,784)
    Changes in current assets and liabilities:
      Accounts receivable.........................     652,848      753,539       121,559       576,505     (427,766)
      Prepaid expenses and refundable income
         taxes....................................       3,593      (49,366)      493,151       263,844      (21,141)
      Accounts payable............................      55,311     (172,897)       16,785       333,791       29,170
      Accrued employee compensation and
         benefits.................................     226,478      132,829       (76,065)     (666,442)    (249,662)
      Accrued expenses............................    (632,992)    (383,917)     (122,350)      (93,557)      89,387
      Deferred revenue............................     513,389   (1,893,954)     (274,307)     (435,337)     (99,091)
                                                    ----------   ----------    ----------    ----------   ----------
         Net cash provided by (used in) operating
           activities.............................   2,064,024     (630,812)     (385,008)     (720,559)     815,567
                                                    ----------   ----------    ----------    ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............  (1,545,798)    (909,548)     (181,297)     (137,744)     (89,143)
  (Increase) decrease in other assets.............     (53,868)     (51,624)       62,807        34,445       13,454
                                                    ----------   ----------    ----------    ----------   ----------
         Net cash used in investing activities....  (1,599,666)    (961,172)     (118,490)     (103,299)     (75,689)
                                                    ----------   ----------    ----------    ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under long-term debt.................          --      470,246       500,000       500,000       75,000
  Repayments of long-term debt....................    (591,056)    (118,832)     (230,811)     (114,470)    (583,780)
  Proceeds from exercise of stock options.........     202,150      124,563        15,094        13,250      401,044
  Proceeds (payments) from sale (purchase) of
    treasury stock................................          --      (59,714)           --            --       40,501
  Proceeds from sale of common and preferred
    stock.........................................   1,931,618           --            --            --           --
                                                    ----------   ----------    ----------    ----------   ----------
         Net cash provided by (used in) financing
           activities.............................   1,542,712      416,263       284,283       398,780      (67,235)
                                                    ----------   ----------    ----------    ----------   ----------
Net increase (decrease) in cash and cash
  equivalents.....................................   2,007,070   (1,175,721)     (219,215)     (425,078)     672,643
Cash and cash equivalents, beginning of period....     394,343    2,401,413     1,225,692     1,225,692    1,006,477
                                                    ----------   ----------    ----------    ----------   ----------
Cash and cash equivalents, end of period..........  $2,401,413   $1,225,692   $ 1,006,477   $   800,614   $1,679,120
                                                    ==========   ==========    ==========    ==========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for --
    Interest......................................  $   19,423   $   41,564   $    59,445   $    12,119   $   25,647
                                                    ==========   ==========    ==========    ==========   ==========
    Income taxes, net of refunds received.........  $    5,640   $  174,425   $  (209,250)  $  (103,742)  $   20,850
                                                    ==========   ==========    ==========    ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                             MEDIQUAL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) DESCRIPTION OF BUSINESS

     MediQual Systems, Inc. (the Company) is a leading supplier of clinical information management systems and services to the health care industry. The Company's systems and services combine proprietary clinical knowledge with raw patient encounter data to create valuable information that providers, payors and suppliers use to monitor and enhance the effectiveness, efficiency and appropriateness of care.

     The Company is subject to certain risks, including but not limited to dependence on the Atlas System for a majority of the Company's revenues, dependence on continued access to data, dependence on systems development introduction and enhancements, competition from other service providers, and dependence on key personnel. The Company has also experienced a limited history of profitability.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of certain significant accounting policies described below and elsewhere in these notes to financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited Interim Financial Statements

     In the opinion of the Company's management, the June 30, 1995 and 1996 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for this interim period. The results of operations for the six months ended June 30, 1995 and 1996 are not necessarily indicative of the results to be expected for the full year or for any future period.

  Pro Forma Balance Sheet

     Under the terms of the Company's agreements with the holders of the Class B and Class C redeemable convertible preferred stock (See Note 5), all of such preferred stock will be converted automatically into shares of common stock upon the closing of the Company's proposed initial public offering. The pro forma balance sheet reflects the assumed conversion of the redeemable convertible preferred stock into common stock.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments, if any, with an original maturity of less than three months to be cash equivalents. Cash equivalents consist mainly of money market funds.

  Concentration of Credit Risk

     Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and trade accounts receivable. The Company places its temporary cash investments in highly rated financial institutions. The Company has not experienced any losses on these investments to date. The Company has not experienced significant losses related to receivables from individual customers or groups of customers in the health care industry or by geographic area. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be inherent in the Company's accounts receivable.

                             MEDIQUAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  Disclosure of Fair Value of Financial Instruments

     The Company's financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable and long-term obligations. The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payables approximate fair value due to the short-term nature of these instruments. The Company's long-term obligations, which bear interest at a variable market rate, have a carrying amount that approximates fair value. These long-term obligations, which carry a fixed rate of interest, also approximate fair value, based on rates available to the Company for debt with similar terms and remaining maturities.

  Property and Equipment

     Property and equipment are stated at cost. The Company provides for depreciation on a straight line basis over a three-to-five year estimated useful life. Repairs and maintenance costs are charged to expense as incurred.

     Property and equipment consist of the following:

                                                         DECEMBER 31,
                                                    -----------------------     JUNE 30,
                                                      1994          1995          1996
                                                    ---------     ---------     ---------
     Computer equipment..........................  $2,103,962    $2,051,921    $2,141,064
     Furniture and fixtures......................     385,624       270,369       270,369
     Equipment under capital lease...............     204,149       204,149       204,149
     Leasehold improvements......................      19,253        19,253        19,253
                                                    ---------     ---------     ---------
                                                    2,712,988     2,545,692     2,634,835
     Less accumulated depreciation...............   1,025,377     1,595,290     1,838,500
                                                    ---------     ---------     ---------
                                                   $1,687,611     $ 950,402     $ 796,335
                                                    =========     =========     =========

  Software Development Costs

     Software development costs are considered for capitalization when technological feasibility is established in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The Company sells software in a market that is subject to rapid technological change, new product introductions and changing customer needs. Accordingly, the Company has determined that it cannot determine technological feasibility until the development state of the product is nearly complete. The time period during which cost could be capitalized from the point of reaching technological feasibility until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operations. Therefore, the Company charges all research and development expenses to operations in the period incurred.

  Other Assets

     Other assets at December 31, 1994 and December 31, 1995 include restricted cash of approximately $117,000 and $120,000, respectively, held in escrow in connection with an operating lease.

  Revenue Recognition

     The Company licenses its systems pursuant to annual agreements that provide for the payment of license fees at the beginning of the term. System license fees cover software and database upgrades and enhancements and telephone customer support. Renewal of these Agreements is subject to annual price increases. Revenues from system licenses are recognized upon shipment of the system to the customer or the anniversary of the original shipment if collection is probable and remaining Company

                             MEDIQUAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

obligations are insignificant. The portion of license fees relating to system maintenance is deferred and recognized over the annual maintenance period. CIM service revenues, including analytical and data collection services are recognized as the services are performed. Unrecognized amounts are recorded as deferred revenue in the accompanying balance sheets.

  Income Taxes

     The Company follows SFAS No. 109, Accounting for Income Taxes, by providing for federal and state income taxes under the liability method. Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the current statutory tax rates. The Company's deferred income taxes as of December 31, were as follows:

                                                             1994           1995
                                                          ----------     ----------
          Tax assets:
            Net operating loss carryforwards..........    $3,812,000     $4,137,000
            Reserves not yet deductible for tax
               purposes...............................       198,000        359,000
            Deferred revenue..........................       396,000        194,000
            Federal tax credits.......................       204,000        204,000
                                                          -----------    -----------
               Total tax assets.......................     4,610,000      4,894,000
          Tax liabilities:
            Property basis differences................       (20,000)       (88,000)
            Other.....................................       (34,000)        (6,000)
                                                          -----------    -----------
               Total tax liabilities..................       (54,000)       (94,000)
                                                          -----------    -----------
               Net tax asset..........................     4,556,000      4,800,000
               Less valuation allowance...............    (4,556,000)    (4,800,000)
                                                          -----------    -----------
               Amount recorded in financial
                 statements...........................    $       --     $       --
                                                          ===========    ===========

     The provision for income taxes in 1993 and 1994 represent minimum state income taxes currently payable. At December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of $10,342,000 expiring through the year 2009. The Company also has available federal tax credits of $204,000 expiring through the year 2003. Under SFAS No. 109, the Company cannot recognize a deferred tax asset for the future benefit of its net operating loss carryforwards unless it concludes that it is "more likely than not" that the deferred tax asset would be realized. Due to its history of operating losses, the Company has recorded a full valuation allowance against its otherwise recognizable net deferred tax asset, in accordance with SFAS No. 109.

     Section 382 of the Internal Revenue Code relates to the use of corporate tax attributes following a change in ownership. Under this Section, a defined ownership change can result from the issuance of new equity securities. The Company's net operating loss and tax credit carryforwards available to be used in any given year may be limited in the event of such ownership changes.

  Pro Forma Net Income (Loss) Per Share

     Pro forma net income (loss) per share is computed for each period based on the weighted average number of common shares outstanding and dilutive common stock equivalents. For purposes of this calculation, dilutive stock options are considered common stock equivalents using the treasury stock method. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued during the 12 month period prior to the date of the initial filing of the Company's Registration Statement have been included in the calculation, using the treasury stock method, as if they were outstanding for all periods presented. Fair market value for the purpose

                             MEDIQUAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


of this calculation was assumed to be $7.00, which is the mid-point of the assumed initial public offering price range. Also, all outstanding shares of Class B and C Convertible Redeemable Preferred Stock, which will automatically convert into common stock upon the closing of the Company's proposed initial public offering, are assumed to be converted to common stock at the time of issuance.


     Pro forma net income (loss) per share also assumes the elimination of preferred stock accretion and interest expense relating to the assumed preferred stock redemption and debt repayment with the proceeds from the Company's proposed public offering. Pro forma weighted average shares outstanding includes the additional number of shares required to be issued in the proposed public offering to generate enough net proceeds to redeem the Class A preferred stock and repay all outstanding debt. Historical net income per share data have not been presented as such information is not considered to be relevant or material.

(3) DEBT

     Long-term debt consisted of the following:

                                                       DECEMBER 31,
                                                  -----------------------      JUNE 30,
                                                    1994          1995           1996
                                                  --------     ----------     ----------
        Line of credit........................    $     --     $  500,000     $       --
        Equipment term note...................     418,717        261,970        183,597
        Obligations under capital lease.......      79,471          5,407             --
        Convertible debenture.................     252,018        252,018             --
        Note payable to officer (Note 8)......          --             --         75,000
                                                  --------       --------      ---------
                                                   750,206      1,019,395        258,597
        Less current portion..................     482,829        414,172        156,747
                                                  --------       --------     ----------
                                                  $267,377     $  605,223     $  101,850
                                                  ========       ========     ==========

  Line of Credit

     The Company has a working capital line-of-credit agreement with a bank expiring on January 5, 1997, unless renewed. Borrowings under the line of credit are collateralized by substantially all of the Company's assets and may not exceed the lesser of $500,000 or eligible accounts receivable. Interest is payable monthly at the bank's prime rate (8.5% at December 31, 1994 and 8.25% at December 31, 1995 and June 30, 1996) plus .5%, 2% and 2% at December 31, 1994, December 31, 1995 and June 30, 1996, respectively.

     On May 17, 1996, the bank expanded the line of credit facility to $1,500,000, subject to eligible accounts receivable, at an interest rate of prime plus 1%, reducing to prime upon the completion of a public offering, maturing on January 5, 1997.

  Equipment Term Note

     Borrowings through June 30, 1994 under a previous equipment line of credit converted to a term note, payable in 36 equal monthly installments of principal beginning on July 5, 1994. Interest is payable monthly at the bank's prime rate (8.5% at December 31, 1994 and 8.25% at December 31, 1995 and June 30, 1996)
plus 1.5%. Borrowings are secured by substantially all assets of the Company.

     The line of credit and the equipment term note both have restrictive covenants that require the Company to achieve certain levels of profitability and tangible net worth and to meet certain financial ratios. At December 31, 1995, the Company was not in compliance with the profitability and tangible net worth covenants, which were waived by the bank on April 25, 1996 for all past failures.

                             MEDIQUAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  Obligations Under Capital Lease

     In connection with a capital lease obligation, the Company issued warrants to the lessor to purchase 105,661 shares of the Company's Series 1987 Class B convertible preferred stock, subject to certain antidilution provisions. The warrants are exercisable at $.66 per share and expire in December 1996. As of June 30, 1996, the cost of the equipment under capital lease of $204,149 had been fully depreciated.

  Convertible Debenture

     In November 1991, in connection with the settlement of certain royalty obligations with a former product development partner, the Company issued an 8% convertible debenture with interest due quarterly, commencing on December 31, 1991 and issued an option to purchase 34,068 shares of common stock at an exercise price of $4.84 per share to an affiliate of the holder of the convertible debenture. The principal balance, plus any accrued interest, was due on November 20, 1995. In June 1996, the note was converted into 52,070 shares of common stock and the option was exercised.

     Required principal payments of debt as of December 31, 1995 for each of the next two years are as follows:

                                     YEAR                                 AMOUNT
          -----------------------------------------------------------    ---------
          1996.......................................................   $  414,172
          1997.......................................................      605,223
                                                                        ----------
                                                                        $1,019,395
                                                                        ==========

(4) COMMITMENTS

  Operating Leases

     The Company leases its facilities and certain equipment under operating leases that expire through March 1999. A multi-year facility lease has favorable lease payments in the initial and early years of the lease. Total lease payments are recognized on a straight-line basis over the lives of the leases with the difference between payment amount and expense recognized as accrued rent in the accompanying balance sheets. The future minimum annual lease payments at December 31, 1995 are as follows:

                                     YEAR                                 AMOUNT
          -----------------------------------------------------------    ---------
          1996.......................................................   $  648,000
          1997.......................................................      417,000
          1998.......................................................      396,000
          1999.......................................................       99,000
                                                                        ----------
                                                                        $1,560,000
                                                                        ==========

     Total rent expense included in the accompanying statements of operations is $656,000, $584,000 and $674,000 for the years ended December 31, 1993, 1994 and
1995, respectively, and $331,129 and $307,038 for the six months ended June 30, 1995 and 1996, respectively.

                             MEDIQUAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(5) REDEEMABLE PREFERRED STOCK

  Class A Redeemable Preferred Stock

     The following summarizes the relative powers, designations and rights of the Class A preferred stock:

LIQUIDATION

     Holders of Class A preferred stock are entitled to be paid $10,000 per share plus accrued but unpaid dividends in the event of a liquidation or dissolution of the Company before any amount is paid to common stockholders, but after any distribution to Class B and Class C preferred stockholders.

DIVIDENDS

     Holders of Class A preferred stock are entitled to receive quarterly dividends from net profits, as defined, if any. Dividends are cumulative. At December 31, 1995 and June 30, 1996, the Company had cumulative dividends in arrears of $1,183,189 and $1,279,083, respectively, on the Class A preferred stock.

REDEMPTION

     The Class A preferred stock is redeemable on or after January 1, 1997 at the option of the holder for $10,000 per share plus accrued dividends. Class A preferred stock redemptions and dividends are payable only from one-third of legally available funds of the Company, only after all Class C convertible preferred stock redemptions have been paid. The Company will redeem the Class A preferred stock upon completion of this Offering.

VOTING RIGHTS

     Class A preferred stock is nonvoting.

  Class B Redeemable Convertible Preferred Stock

     The following summarizes the relative powers, designations and rights of the Series 1986 and 1987 Class B convertible preferred stock:

LIQUIDATION

     In the event of any liquidation or dissolution of the Company, the holders of the Series 1986 and 1987 Class B convertible preferred stock shall be entitled to receive $.70 and $2.00 per share, respectively, prior to any distributions to the holders of Class A preferred stock or common stock but after any distribution to the holders of the Class C convertible preferred stock.

CONVERSION

     Each share of Class B convertible preferred stock is convertible at the option of the holder, or automatically in the event of a public stock offering, as defined, into approximately one-fourth of a share of common stock, based on original issue price. This conversion rate is adjusted upon the occurrence of certain dilutive events.

                             MEDIQUAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

REDEMPTION

     The Class B convertible preferred stock is redeemable in whole or in part on or after January 1, 1997 at the option of the holders. The redemption price for Series 1986 and 1987 convertible preferred stock is $.70 and $2.00 per share, respectively, plus any accrued and unpaid dividends. Class B convertible preferred stock redemptions and dividends are payable only from two-thirds of legally available funds of the Company only after all Class C convertible preferred stock redemptions have been paid.

DIVIDENDS

     The Class B convertible preferred stockholders are entitled to any dividends that may be declared on the common stock. The amount of the dividend is equal to the dividend per common share multiplied by the number of common shares that each preferred stockholder would receive upon conversion.

VOTING RIGHTS

     Holders of Class B convertible preferred stock vote together with common stockholders as one class, with special provisions for electing members to the Board of Directors. Class B convertible preferred stockholders are entitled to the number of votes that they would receive if they converted their Class B convertible preferred stock into common stock at the applicable conversion rate. Also, provided that at least 1,263,345 shares of the Class B convertible preferred stock remain outstanding, the Company is restricted from taking certain actions without the vote or written consent of the holders of a majority of the Class B convertible preferred stock.

  Class C Redeemable Convertible Preferred Stock

     The following summarizes the relative powers, designations and rights of the Class C convertible preferred stock:

LIQUIDATION

     In the event of any liquidation or dissolution of the Company, the holders of the Class C convertible preferred stock shall be entitled to receive approximately $990.00 per share plus all accrued but unpaid dividends prior to any distribution to the holders of Class A preferred stock, Class B convertible preferred stock or common stock.

CONVERSION

     Each share of Class C convertible preferred stock is convertible at the option of the holder, or automatically in the event of a public offering, as defined, into approximately 250 shares of common stock plus 50% of accrued and unpaid dividends per share of Class C convertible preferred stock. This conversion rate is adjusted upon the occurrence of certain dilutive events.

REDEMPTION

     The Class C convertible preferred stock is redeemable in whole or in part on or after January 1, 1997 at the option of the holders. The redemption price for the Class C convertible preferred stock is $1,000 per share plus any accrued and unpaid dividends. Class C convertible preferred stock redemptions and dividends are payable from legally available funds of the Company prior to any redemption of Class A and Class B preferred stock.

                             MEDIQUAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

DIVIDENDS

     The Class C convertible preferred stockholders are entitled to receive quarterly dividends. Dividends are cumulative at 2.5% per quarter of the Class C convertible preferred stock liquidation value. At December 31, 1995 and June 30, 1996, the Company had cumulative dividends in arrears of $602,839 and $734,607, respectively, on the Class C convertible preferred stock. Dividends on the Class C convertible preferred stock shall be paid before any dividends for any other class of stock.

VOTING RIGHTS

     Holders of Class C convertible preferred stock vote together with common stockholders as one class, with special provisions for electing members to the Board of Directors. Class C convertible preferred stockholders are entitled to the number of votes that they would receive if they converted their stock to common stock. The Company is restricted from taking certain action without the vote or written consent of the holders of a majority of the outstanding Class C convertible preferred stock.

(6) STOCKHOLDERS' EQUITY

  Common Stock

     The Company has reserved 856,656 shares of common stock for issuance to employees, directors and others pursuant to the granting of nonqualified stock options under the Company's stock option plan (see below). The Company is also required to reserve a sufficient number of shares to effect the conversion of the Class B convertible preferred stock, Class C convertible preferred stock and warrants (2,367,178 shares at June 30, 1996).

  Subscription Receivable

     Subscriptions receivable represents a note receivable from an officer for $201,523 that was issued in connection with his purchase of 314,403 shares of common stock in 1993. The note bears interest at 3.92% per year. In connection with the employment agreement and incentive arrangement discussed in Note 8, the note receivable will be forgiven upon completion of the Company's proposed public offering at a minimum valuation, as defined,

  Nonqualified Stock Option Plan

     The Company maintains a 1987 Nonqualified Stock Option Plan (the "1987 Plan"). Options granted, prices and vesting periods are determined by the Board of Directors. The majority of the grants vest ratably over 50 months. At June 30, 1996, 33,168 shares remained available for grants of options under the 1987 Plan. In May 1996, the Board of Directors of the Company terminated the 1987 Plan with respect to the granting of any further options thereunder.

                             MEDIQUAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The following table summarizes all employee stock option activity:


                                                             NUMBER OF     OPTION PRICE RANGE
                                                              SHARES           PER SHARE
                                                             ---------     ------------------
     Outstanding at December 31, 1993......................   500,547         $1.00-1.40
       Granted.............................................    21,250           2.80
       Exercised...........................................  (120,888 )       1.00-2.80
       Canceled............................................   (42,459 )       1.00-2.80
                                                             --------
     Outstanding at December 31, 1994......................   358,450         1.00-2.80
       Granted.............................................    97,200         1.00-2.80
       Exercised...........................................   (15,094 )       1.00-2.80
       Canceled............................................  (213,825 )       1.00-2.80
                                                             --------
     Outstanding at December 31, 1995......................   226,731           1.00
       Granted.............................................   448,687         1.00-9.00
       Exercised...........................................  (270,976 )         1.00
       Canceled............................................   (67,150 )         1.00
                                                             --------
     Outstanding at June 30, 1996..........................   337,292         1.00-9.00
                                                             --------
     Exercisable at June 30, 1996..........................   163,948         $1.00-9.00
                                                             --------
                                                             --------


  Warrants

     On April 29, 1993, the Company issued one warrant for each 10 shares of Class B convertible preferred stock held by existing Class B convertible preferred stockholders, or an aggregate of warrants to purchase 158,069 shares of common stock. Each warrant has an exercise price of $.80 per share, the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The exercise price is adjusted upon the occurrence of certain dilutive events. The warrants are exercisable at the option of the holder through April 29, 2003. Warrants to purchase 1,150 shares of common stock were exercised in 1994.

(7) RESTRUCTURING CHARGES

     In 1993, the Company recorded a $1,623,157 charge to consolidate all of the Company's field operations and to write off all remaining capitalized software costs related to discontinued products and obsolete equipment. In 1995, the Company recorded a $580,000 charge to reflect a staff reduction of 15 research and development employees, 1 general and administrative employee, 11 customer support employees, and 4 sales employees, as well as office space consolidation which occurred on December 13, 1995.

     The components of the restructuring charges are as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                                   -----------------------
                                                                      1993          1995
                                                                   ----------     --------
    Severance and benefits.......................................  $  376,267     $294,839
    Obsolete fixed asset disposals and write-offs................     800,656      112,986
    Excess facility rent and office closings.....................     198,234      172,175
    Unrealizable software development costs......................     248,000           --
                                                                     --------     --------
                                                                   $1,623,157     $580,000
                                                                     ========     ========

                             MEDIQUAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     At December 31, 1995, $292,600 and $153,000 was included in accrued compensation and benefits and accrued expenses, respectively, related to restructuring costs. At June 30, 1996, $50,892 was included in accrued expenses related to the restructuring costs. During the six months ended June 30, 1996, the Company was able to negotiate a favorable settlement for certain excess leased facilities and reduced the related accrued liability by $101,784, which has been recorded in the accompanying statement of operations as a restructuring credit. The Company does not anticipate any further adjustments relating to the restructuring effected in December 1995. Included in the 1993 and 1995 statements of cash flows as an adjustment to reconcile net loss to net cash provided by (used in) operating activities is $1,106,533 and $132,485 related to the asset write-offs and rent reserves, respectively.

(8) EMPLOYEE BENEFITS

  401(k) Plan

     The Company maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code. This plan allows employees to contribute up to 15% of their compensation to the plan. Under the plan, the Company may, but is not obligated to, match a portion of the employees' contributions up to a defined maximum. There were no matching contributions in 1993, 1994 or 1995.

  Employment Agreements

     In January 1996, the Company and its chief executive officer entered into an employment agreement and incentive arrangement. Pursuant to the agreement, the officer received a note payable for $75,000 representing his 1995 incentive pay. The note bears interest at 10% per year and is payable upon the earlier of January 2, 1998, the officer's voluntary termination, or the sale of the Company. The note is included in long-term debt at June 30, 1996.

     Under the incentive arrangement, the chief executive officer received an option to purchase up to 225,000 shares of common stock and a cash bonus of up to $200,000. The cash bonus is contingent on completion of an initial public offering at a minimum valuation. The option is exercisable at a price of $1.00 per share, the then fair market value of the common stock and is exercisable immediately, subject to a right of the Company to repurchase such shares until the earlier of five years of the date of grant or the closing of an initial public offering or sale of the Company based on a specified valuation. The officer exercised the option for 225,000 shares of common stock in full on March 29, 1996. The shares are subject to repurchase in accordance with the terms noted above. The Company has accrued approximately $400,000 of compensation expense as of June 30, 1996 in connection with the employment and incentive plan.

     The Company entered into stay agreements with certain key officers under which the Company guarantees the officer who is a party thereto a severance payment in an amount equal to such officer's twelve-month base salary in the event that the officer's employment is terminated other than at such officer's volition.

(9) SUBSEQUENT EVENTS

  Recapitalization

     On June 19, 1996, the stockholders of the Company approved a 1-for-4 reverse stock split of the Company's common stock. Accordingly, all share and per share amounts have been adjusted to reflect the reverse stock split as though it had occurred at the beginning of the initial period presented.

                             MEDIQUAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  1996 Stock Incentive Plan


     In May 1996, the Company's Board of Directors and stockholders approved the Company's 1996 Stock Incentive Plan (the "1996 Plan"), which provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to employees of the Company (including officers and employee directors). A maximum of 1,500,000 shares are currently reserved for issuance pursuant to the 1996 Plan. This maximum number of shares will increase, effective as of January 1, 1998 and each January 1 thereafter during the term of the plan, by an additional number of shares of Common Stock equal to ten percent of the difference between (i) the total number of shares of Common Stock and Common Stock equivalents issued and outstanding as of the close of business on December 31 of the preceding year and (ii) the total number of shares of Common Stock and Common Stock equivalents issued and outstanding as of the close of business on December 31 of the year prior to such preceding year. No participant in the 1996 Plan may in any year be granted stock options or awards with respect to more than 500,000 shares of Common Stock, and no more than an aggregate of 3,000,000 shares of Common Stock may be issued pursuant to the exercise of incentive stock options granted under the 1996 Plan. As of June 30, 1996, options to purchase 50,250 shares of common stock at an exercise price of $9.00 per share had been granted under the 1996 Plan. The exercise price of these options has been adjusted to the initial public offering price.


  1996 Employee Stock Purchase Plan

     In May 1996, the Company's Board of Directors approved the 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which enables eligible employees to acquire shares of the Company's Common Stock through payroll deductions. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. Offerings under the Stock Purchase Plan are planned to commence on February 1 and August 1 of each year and to end on July 31 and January 31 of each year. The initial offering period is intended to commence on the effective date of the registration statement relating to this Offering and to end on January 31, 1997, unless otherwise determined by the Board. During this offering period, an eligible employee may select a rate of payroll deduction of up to 15% of his or her compensation up to an aggregate total payroll deduction not to exceed $12,500 in any offering period. The purchase price for the Company's Common Stock purchased under the Stock Purchase Plan is 85% of the lesser of the fair market value of the shares on the first day or the last day of the offering period. A total of 300,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan.

------------------------------------------------------------
------------------------------------------------------------

     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH A SOLICITATION OR OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                               ------------------
                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Additional Information.......................   2
Prospectus Summary...........................   3
Risk Factors.................................   5
The Company..................................  11
Use of Proceeds..............................  11
Dividend Policy..............................  12
Capitalization...............................  13
Dilution.....................................  14
Selected Financial Data......................  15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................  16
Business.....................................  23
Management...................................  32
Certain Transactions.........................  39
Principal Stockholders.......................  40
Description of Capital Stock.................  42
Shares Eligible for Future Sale..............  45
Underwriting.................................  47
Legal Matters................................  48
Experts......................................  48
Glossary.....................................  49
Index to Financial Statements................ F-1

     UNTIL           , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                                2,200,000 SHARES

                                      LOGO

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------

                               HAMBRECHT & QUIST

                             VOLPE, WELTY& COMPANY
                                , 1996

------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     Set forth below is an estimate (except for the Securities and Exchange Commission Registration Fee, the NASD Filing Fee, and the American Stock Exchange Listing Fee) of the fees and expenses all of which are payable by the Registrant, other than underwriting discounts and commissions, in connection with the registration and sale of the Common Stock being registered:



     Securities and Exchange Commission Registration Fee.....................   $  9,597
     NASD Fees...............................................................      3,283
     American Stock Exchange Listing Fee.....................................     42,500
     Fees of Registrar and Transfer Agent....................................     15,000
     Printing and Engraving..................................................    125,000
     Legal Fees and Expenses (including Blue Sky Fees and Expenses)..........    300,000
     Accounting Fees and Expenses............................................    120,000
     Miscellaneous...........................................................      9,620
                                                                                --------
       Total.................................................................   $625,000
                                                                                ========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

     Article Seventh of the Amended and Restated Certificate of Incorporation of the Company (the "Charter"), a copy of which is filed herein as Exhibit 3.1, provides that no director shall be liable to the Company or to its stockholders for breach of fiduciary duty as a director, other than (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith, (iii) for any transaction from which the director derived an improper personal benefit and (iv) under Section 174 of Title 8 of the Delaware General Corporation Law. Article Ninth of the Charter provides for indemnification of all persons whom the Company has the power to indemnify under law to the fullest extent permitted by the Delaware General Corporation Law.

     Article VIII of the Amended and Restated By-laws of the Company, a copy of which is filed herein as Exhibit 3.2, provides for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

     Section 7(a) of the Underwriting Agreement between the Company and the Underwriters, a copy of which is filed herein as Exhibit 1, provides for indemnification by the Company of the Underwriters and each person, if any, who controls any Underwriter, against certain liabilities and expenses, as stated therein, which may include liabilities under the Securities Act of 1933. The Underwriting Agreement also provides that the Underwriters shall similarly indemnify the Company, its directors, officers, and controlling persons, as set forth therein.

     The Company intends to maintain insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     In the three years preceding the filing of this Registration Statement, the Registrant has issued and sold the following unregistered securities, all share numbers and per share prices of which have been adjusted (for purposes of this Item 15) to reflect the four-for-one reverse split of the Common Stock which occurred on June 19, 1996.


     On August 30, 1994, the Registrant issued an aggregate of 1,150 shares of Common Stock to Robert J. Strasenburgh and Betty Strasenburgh for an aggregate consideration of $920 upon exercise of outstanding warrants.

     On March 29, 1996, the Registrant issued 8,357, 3,571, 1,785, and 750 shares of Common Stock valued at $1.00 per share to William C. Price, James Corum, Elizabeth A. Endyke, and Diane M. Throop, respectively, in partial payment of certain bonus payments owed by the Registrant to such persons, and issued 225,000 shares of Common Stock to Eric A. Kriss upon the exercise of an option granted pursuant to an incentive arrangement between the Registrant and Mr. Kriss at a purchase price of $1.00 per share.

     On June 19, 1996, the Registrant issued 25,000 and 9,068 shares of Common Stock to The Fallon Foundation upon exercise of options at $4.84 and $1.00 per share, respectively, and issued 52,069 shares of Common Stock to St. Vincent Hospital, Inc. upon conversion of a debenture at a conversion price of approximately $4.84 per share.


     During the period from July 14, 1993 through October 14, 1996, the Registrant issued an aggregate of 278,639 shares of Common Stock to directors, officers and employees of the Registrant pursuant to the Company's 1987 Nonqualified Stock Option Plan (the "1987 Plan") upon the exercise of options at prices ranging from $1.00 to $1.40 per share for an aggregate consideration of $281,424. During that period, the Registrant also granted options to directors, officers and employees of the Registrant to purchase an aggregate of 302,150 shares of its Common Stock pursuant to the 1987 Plan at exercise prices ranging from $1.00 to $2.80 per share, all of which have been repriced at $1.00, and an aggregate of 50,250 shares of its Common Stock pursuant to the Company's 1996 Stock Incentive Plan at an exercise price of $9.00 per share. The exercise price of these options has been adjusted to the initial public offering price. On January 20, 1996, the Registrant granted an option to The Fallon Foundation to purchase 9,068 shares of Common Stock at an exercise price of $1.00 per share in connection with a Settlement Agreement dated November 20, 1991.


     No underwriters were involved in connection with the foregoing sales of securities. Such sales were made in reliance upon the exemption from the registration provisions of the Securities Act of 1933, as amended (the "Securities Act"), set forth in Section 4(2) thereof relative to sales by an issuer not including any public offering. All of the foregoing securities are deemed to be restrictive securities for purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS:

 EXHIBIT
 NUMBER                                        DESCRIPTION
-------      --------------------------------------------------------------------------------
  **1        Proposed Form of Underwriting Agreement.
  **3.1      Amended and Restated Certificate of Incorporation of the Registrant.
  **3.2      Amended and Restated By-Laws of the Registrant.


  **4        Specimen Certificate for shares of the Company's Common Stock.
  **5        Opinion of Bingham, Dana & Gould, LLP counsel to the Registrant, regarding the legality of the shares of Common Stock.
 **10.1      1987 Nonqualified Stock Option Plan of the Registrant, as amended.

 EXHIBIT
 NUMBER                                        DESCRIPTION
-------      --------------------------------------------------------------------------------
 **10.2      Form of 1996 Stock Incentive Plan of the Registrant.
   10.3      1996 Employee Stock Purchase Plan of the Registrant, as amended to date.
 **10.4      Lease of Westborough Office Park Building Two, dated as of July 21, 1986, between WRC Properties, Inc. and the Registrant (the "Lease").
 **10.5      First Amendment to the Lease, dated as of September 22, 1987, between WRC
             Properties, Inc. and the Registrant.
 **10.6      Second Amendment to Amended and Restated Lease, dated as of July 1989, between
             WRC Properties, Inc. and the Registrant.
 **10.7      Third Amendment to Amended and Restated Lease, dated as of December 31, 1990, between WRC Properties, Inc. and the Registrant.
 **10.8      Fourth Amendment to Amended and Restated Lease, dated as of September 22, 1993, between WRC Properties, Inc. and the Registrant.
 **10.9      Fifth Amendment to Amended and Restated Lease, dated as of December 1993, between WRC Properties, Inc. and the Registrant.
 **10.10     Sixth Amendment to Amended and Restated Lease, dated as of April 30, 1996, between WRC Properties, Inc. and the Registrant.
 **10.11     Stock Purchase Agreement, dated March 31, 1984, between William D. Ryan and the
             Registrant.
 **10.12     Form of Stock Purchase Agreement, dated as of August 4, 1986, among the
             Registrant and the purchasers named therein, as amended, relating to the sale by the Registrant of shares of Class B Convertible Preferred Stock.
 **10.13     Form of Stock Purchase Agreement, dated as of October 1987, among the Registrant and the purchasers named therein, as amended, relating to the sale by the
             Registrant of shares of Series 1987 Class B Convertible Preferred Stock.
 **10.14     Stock Purchase Agreement, dated as of April 1, 1993, among the Registrant and the purchasers named therein (the "Purchasers"), as amended, relating to the sale by the Registrant of shares of Class C Convertible Preferred Stock.
 **10.15     Form of letter agreement, dated as of April 27, 1993, among the Registrant and the Purchasers relating to possible issuance by the Registrant of additional shares of Class C Convertible Preferred Stock.
 **10.16     Registration Rights Agreement, dated as of April 27, 1993, among the Registrant, the Purchasers and the Investors named therein.
 **10.17     Agreement of Shareholders, dated as of April 27, 1995, among the Registrant,
             William D. Ryan, Charles M. Jacobs, Alan C. Brewster, and the Purchasers and the
             Investors named therein, as amended.
 **10.18     Executive Employment Agreement, dated as of March 29, 1993, between the
             Registrant to Mr. Kriss, as amended.
 **10.19     Promissory note in the principal amount of $201,523, dated March 29, 1993, made by the Registrant to Mr. Kriss.
 **10.20     Stock Purchase Agreement, dated as of March 29, 1993, between the Registrant and
             Mr. Kriss, relating to the sale by the Registrant of shares of Common Stock.
 **10.21     Letter agreement, dated April 3, 1995, between the Registrant and Mr. Kriss.
 **10.22     Promissory note in the principal amount of $75,000, dated January 2, 1996, made by the Registrant to Mr. Kriss.
 **10.23     Letter agreement, dated as of January 20, 1996, between the Registrant and Mr.
             Kriss.
 **10.24     Common Stock Purchase Option, dated as of January 20, 1996, between the
             Registrant and Mr. Kriss.
 **10.25     Letter agreement, dated April 29, 1996, between the Registrant and Mr. Kriss.

 EXHIBIT
 NUMBER                                        DESCRIPTION
-------      --------------------------------------------------------------------------------
 **10.26     Form of Stay Agreement, dated July 14, 1995, between the Registrant and each of
             Mr. Corum, Ms. Endyke, Mr. Price and Ms. Throop.
 **10.27(a)  Letter agreement, dated November 16, 1993, between the Registrant and Silicon
             Valley Bank, relating to a $1,000,000 line of credit, and related instruments.
 **10.27(b)  Letter agreement, dated November 16, 1993, between the Registrant and Silicon
             Valley Bank, relating to a $1,500,000 line of credit, and related instrument.
 **10.28     Loan Modification Agreement, dated as of June 30, 1994, between the Registrant and Silicon Valley Bank, relating to the Registrant's $1,000,000 of credit.
 **10.29     Loan Modification Agreement, dated as of May 5, 1995, between the Registrant and
             Silicon Valley Bank, relating to the Registrant's $1,000,000 of credit.
 **10.30     Loan Modification Agreement, dated as of May 5, 1995, between the Registrant and
             Silicon Valley Bank, relating to the Registrant's $1,500,000 of credit.
 **10.31     Loan Modification Agreement, dated as of January 5, 1996, between the Registrant and Silicon Valley Bank, relating to the Registrant's lines of credit.
 **10.32     Loan Modification Agreement, dated as of May 24, 1996, between the Registrant and Silicon Valley Bank, relating to the Registrant's lines of credit.
  +10.33     Letter agreement, dated February 28, 1996, between the Registrant and Ethicon
             Endo-Surgery, Inc.
  +10.34     Marketing and License Agreement, dated March 22, 1996, between the Registrant and SpaceLabs Medical, Inc.
  +10.35     Letter agreement, dated February 6, 1996, between the Registrant and Marquette
             Electronics, Inc.
 **10.36     Form of standard Software License of the Registrant.
 **10.37     Letter agreement, dated June 28, 1996, among the Registrant and the Purchasers, terminating the letter agreement, dated April 27, 1993, among such parties.
   11        Computation of income (loss) per common share.
   23.1      Consent and opinion on consolidated financial statement schedules of Arthur
             Andersen LLP, Independent Public Accountants.
 **23.2      Consent of Bingham, Dana & Gould LLP, counsel to the Registrant (included in
             Exhibit 5).
 **24        Power of Attorney (included in signature page to Registration Statement).
 **27        Financial Data Schedule.


---------------


** Previously filed.

+  Confidential treatment requested.

     (B) FINANCIAL STATEMENT SCHEDULE:

                                                                                        PAGE
                                                                                        ----
   Report of Independent Public Accountants on Supplementary Schedule.................  S-1
   Schedule II -- Valuation and Qualifying Accounts...................................  S-2


     All other schedules are omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person, in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) It will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Westborough and the Commonwealth of Massachusetts, on the 15th day of October 1996:


                                          MediQual Systems, Inc.

                                             /s/  ERIC A. KRISS
                                          By
                                             ----------------------------------
                                                  Eric A. Kriss
                                                  President and Chief Executive
                                          Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



              SIGNATURE                              CAPACITY                      DATE
-------------------------------------  ------------------------------------- -----------------
         /s/  ERIC A. KRISS            President, Chief Executive Officer    October 15, 1996
-------------------------------------  and Director (Principal Executive
            Eric A. Kriss              Officer)
        /s/  WILLIAM C. PRICE          Vice President and Chief Financial    October 15, 1996
-------------------------------------  Officer (Principal Financial Officer
          William C. Price             and Principal Accounting Officer)
                  *                    Director                              October 15, 1996
-------------------------------------
          Alan C. Brewster
                  *                    Director                              October 15, 1996
-------------------------------------
            David Dominik
                  *                    Director                              October 15, 1996
-------------------------------------
          Charles M. Jacobs
                  *                    Director                              October 15, 1996
-------------------------------------
           William D. Ryan

*By   /s/  WILLIAM C. PRICE
    ---------------------------------
           William C. Price
          as Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                           ON SUPPLEMENTARY SCHEDULE

To MediQual Systems, Inc.

     We have audited, in accordance with generally accepted auditing standards, the financial statements of MediQual Systems, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, included in the Registration Statement, and have issued our report thereon dated April 26, 1996 (except with respect to the matter discussed in Note 9, as to which the date is June 19, 1996). Our audit was made for the purpose of forming an opinion on those financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 26, 1996 (except with respect
to the matter discussed in Note 9, as
to which the date is June 19, 1996)

                                                                     SCHEDULE II

                             MEDIQUAL SYSTEMS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                  BALANCE AT                 ACCOUNTS                 BALANCE AT
                                  BEGINNING    OFFSET TO     WRITTEN      ACCOUNTS      END OF
                                   OF YEAR      REVENUE        OFF       RECOVERED       YEAR
                                  ----------   ----------   ----------   ----------   ----------
Year Ended December 31, 1993
  Allowance for Doubtful
     Accounts...................  $  275,000   $  367,812   $  477,212   $   34,400   $  200,000
Year Ended December 31, 1994
  Allowance for Doubtful
     Accounts...................  $  200,000   $  426,700   $  475,188   $   23,488   $  175,000
Year Ended December 31, 1995
  Allowance for Doubtful
     Accounts...................  $  175,000   $  570,530   $  688,586   $  143,056   $  200,000

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                    DESCRIPTION
-------      ----------------------------------------------------------------------
  **1        Proposed Form of Underwriting Agreement.
  **3.1      Amended and Restated Certificate of Incorporation of the Registrant.
  **3.2      Amended and Restated By-Laws of the Registrant.
  **4        Specimen Certificate for shares of the Company's Common Stock.
  **5        Opinion of Bingham, Dana & Gould, LLP counsel to the Registrant, regarding the legality of the shares of Common Stock.
 **10.1      1987 Nonqualified Stock Option Plan of the Registrant, as amended.
 **10.2      Form of 1996 Stock Incentive Plan of the Registrant.
   10.3      1996 Employee Stock Purchase Plan of the Registrant, as amended to date.


 **10.4      Lease of Westborough Office Park Building Two, dated as of July 21,
             1986, between WRC Properties, Inc. and the Registrant (the "Lease").
 **10.5      First Amendment to the Lease, dated as of September 22, 1987, between
             WRC Properties, Inc. and the Registrant.
 **10.6      Second Amendment to Amended and Restated Lease, dated as of July 1989, between WRC Properties, Inc. and the Registrant.
 **10.7      Third Amendment to Amended and Restated Lease, dated as of December
             31, 1990, between WRC Properties, Inc. and the Registrant.
 **10.8      Fourth Amendment to Amended and Restated Lease, dated as of September
             22, 1993, between WRC Properties, Inc. and the Registrant.
 **10.9      Fifth Amendment to Amended and Restated Lease, dated as of December
             1993, between WRC Properties, Inc. and the Registrant.
 **10.10     Sixth Amendment to Amended and Restated Lease, dated as of April 30,
             1996, between WRC Properties, Inc. and the Registrant.
 **10.11     Stock Purchase Agreement, dated March 31, 1984, between William D.
             Ryan and the Registrant.
 **10.12     Form of Stock Purchase Agreement, dated as of August 4, 1986, among the Registrant and the purchasers named therein, as amended, relating to the sale by the Registrant of shares of Class B Convertible
             Preferred Stock.
 **10.13     Form of Stock Purchase Agreement, dated as of October 1987, among the
             Registrant and the purchasers named therein, as amended, relating to the sale by the Registrant of shares of Series 1987 Class B
             Convertible Preferred Stock.
 **10.14     Stock Purchase Agreement, dated as of April 1, 1993, among the
             Registrant and the purchasers named therein (the "Purchasers"), as amended, relating to the sale by the Registrant of shares of Class C
             Convertible Preferred Stock.
 **10.15     Form of letter agreement, dated as of April 27, 1993, among the
             Registrant and the Purchasers relating to possible issuance by the
             Registrant of additional shares of Class C Convertible Preferred
             Stock.
 **10.16     Registration Rights Agreement, dated as of April 27, 1993, among the
             Registrant, the Purchasers and the Investors named therein.
 **10.17     Agreement of Shareholders, dated as of April 27, 1995, among the
             Registrant, William D. Ryan, Charles M. Jacobs, Alan C. Brewster, and
             the Purchasers and the Investors named therein, as amended.

EXHIBIT
NUMBER                                    DESCRIPTION
-------      ----------------------------------------------------------------------
 **10.18     Executive Employment Agreement, dated as of March 29, 1993, between the Registrant to Mr. Kriss, as amended.
 **10.19     Promissory note in the principal amount of $201,523, dated March 29,
             1993, made by the Registrant to Mr. Kriss.
 **10.20     Stock Purchase Agreement, dated as of March 29, 1993, between the
             Registrant and Mr. Kriss, relating to the sale by the Registrant of shares of Common Stock.
 **10.21     Letter agreement, dated April 3, 1995, between the Registrant and Mr.
             Kriss.
 **10.22     Promissory note in the principal amount of $75,000, dated January 2,
             1996, made by the Registrant to Mr. Kriss.
 **10.23     Letter agreement, dated as of January 20, 1996, between the Registrant and Mr. Kriss.
 **10.24     Common Stock Purchase Option, dated as of January 20, 1996, between the Registrant and Mr. Kriss.
 **10.25     Letter agreement, dated April 29, 1996, between the Registrant and Mr.
             Kriss.
 **10.26     Form of Stay Agreement, dated July 14, 1995, between the Registrant and each of Mr. Corum, Ms. Endyke, Mr. Price and Ms. Throop.
 **10.27(a)  Letter agreement, dated November 16, 1993, between the Registrant and
             Silicon Valley Bank, relating to a $1,000,000 line of credit, and related instruments.
 **10.27(b)  Letter agreement, dated November 16, 1993, between the Registrant and
             Silicon Valley Bank, relating to a $1,500,000 line of credit, and related instrument.
 **10.28     Loan Modification Agreement, dated as of June 30, 1994, between the
             Registrant and Silicon Valley Bank, relating to the Registrant's
             $1,000,000 of credit.
 **10.29     Loan Modification Agreement, dated as of May 5, 1995, between the
             Registrant and Silicon Valley Bank, relating to the Registrant's
             $1,000,000 of credit.
 **10.30     Loan Modification Agreement, dated as of May 5, 1995, between the
             Registrant and Silicon Valley Bank, relating to the Registrant's
             $1,500,000 of credit.
 **10.31     Loan Modification Agreement, dated as of January 5, 1996, between the
             Registrant and Silicon Valley Bank, relating to the Registrant's lines of credit.
 **10.32     Loan Modification Agreement, dated as of May 24, 1996, between the
             Registrant and Silicon Valley Bank, relating to the Registrant's lines of credit.
  +10.33     Letter agreement, dated February 28, 1996, between the Registrant and
             Ethicon Endo-Surgery, Inc.
  +10.34     Marketing and License Agreement, dated March 22, 1996, between the
             Registrant and SpaceLabs Medical, Inc.
  +10.35     Letter agreement, dated February 6, 1996, between the Registrant and
             Marquette Electronics, Inc.
 **10.36     Form of standard Software License of the Registrant.
 **10.37     Letter agreement, dated June 28, 1996, among the Registrant and the
             Purchasers, terminating the letter agreement, dated April 27, 1993, among such parties.

EXHIBIT
NUMBER                                    DESCRIPTION
-------      ----------------------------------------------------------------------
   11        Computation of income (loss) per common share.
   23.1      Consent and opinion on consolidated financial statement schedules of
             Arthur Andersen LLP, Independent Public Accountants.
 **23.2      Consent of Bingham, Dana & Gould LLP, counsel to the Registrant
             (included in Exhibit 5).
 **24        Power of Attorney (included in signature page to Registration
             Statement).
 **27        Financial Data Schedule.


---------------


** Previously filed.

+  Confidential treatment requested.